SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

First Financial Bancorp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing fee (Check the appropriate box)

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

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3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

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4)	Date filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 27, 2014

Cincinnati, Ohio

April __, 2014

To the Shareholders:

The Annual Meeting of Shareholders of First Financial Bancorp. (the “Company”) will be held at the First Financial Center at 255 E. Fifth Street, 9th Floor, Room 950, Cincinnati, OH 45202 on Tuesday, May 27, 2014, at 10:00 a.m., local time, for the following purposes:

1.	To approve an amendment to Article FOURTH of the Company’s Articles of Incorporation to increase the number of preferred shares authorized to be issued by the Company from 80,000 to 10,000,000 and to authorize the directors to establish the terms of such preferred shares;

2.	To elect the following nominees as directors with terms expiring in 2015: J. Wickliffe Ach, David S. Barker, Cynthia O. Booth, Mark A. Collar, Claude E. Davis, Corinne R. Finnerty, Murph Knapke, Susan L. Knust, William J. Kramer, Richard E. Olszewski, and Maribeth S. Rahe;

3.	To ratify the appointment of Ernst & Young, LLP as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2014;

4.	To obtain an advisory (non-binding) vote on the compensation of the Company’s executive officers;

5.	To approve an adjournment of the Annual Meeting, if necessary, to solicit additional proxies in favor of the foregoing proposals if there are not sufficient votes for the proposals; and

6.	To consider and act upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

Important Notice regarding the availability of Proxy Materials for the Annual Meeting of Shareholders:

The proxy statement and 2013 Annual Report are available at www.bankatfirst.com/investor

Shareholders of record of the Company at the close of business on April 2, 2014, are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. Each shareholder is entitled to one vote for each common share held regarding each matter properly brought before the Annual Meeting.

For instructions on voting, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail or, if you received a hard copy of the Proxy Statement, on your enclosed proxy card. You may receive proxy materials by mail or e-mail if you request them and you continue to have the right to vote by mail as well as by telephone and on the internet.

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Your vote is important. Whether or not you expect to attend the annual meeting, it is important that your shares be represented and voted at the meeting. Your Board of Directors unanimously recommends that you vote:

“FOR” the approval of the amendment to Article FOURTH of the Company’s Articles of Incorporation;

“FOR” the election of each of the director nominees listed in this proxy statement;

“FOR” the ratification of Ernst & Young, LLP as our independent registered public accounting firm;

“FOR” the non-binding resolution regarding executive compensation; and

“FOR” the adjournment of the Annual Meeting, if necessary to solicit additional proxies.

By Order of the Board of Directors,

Anthony M. Stollings Secretary

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255 E. Fifth Street, Suite 700

Cincinnati, Ohio 45202

877-322-9530

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

Approximate Date to Mail – April __, 2014

INTRODUCTION

We are sending this proxy statement and the accompanying proxy card to you as a shareholder of First Financial Bancorp., an Ohio corporation, in connection with the solicitation of proxies for the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Company’s headquarters: First Financial Center, 255 E. Fifth Street, 9th Floor, Room 950, Cincinnati, Ohio 45202, on Tuesday, May 27, 2014, at 10:00 a.m., local time. First Financial’s Board of Directors is soliciting proxies for use at the Annual Meeting, or at any postponement or adjournment thereof. Only shareholders of record as of the close of business on April 2, 2014, which we refer to as the record date, will be entitled to vote at the Annual Meeting.

In this proxy statement, the “Company,” “First Financial,” First Financial Bancorp,” “we,” “our” or “us” all refer to First Financial Bancorp. and its subsidiaries. We also refer to the Board of Directors of First Financial as the “Board.” References in this proxy statement to “common shares” or “shares” refer to the Company’s common shares.

INFORMATION ABOUT THE ANNUAL MEETING

What matters will be voted upon at the Annual Meeting? Assuming a quorum is present, the following proposals will be voted on at the Annual Meeting:

•

Approval of an amendment to Article FOURTH of the Company’s Articles of Incorporation to increase the number of preferred shares authorized to be issued by the Company from 80,000 to 10,000,000 and to authorize the directors to establish the terms of such preferred shares (Proposal 1);

•

Election of the following nominees as directors with terms expiring in 2015: J. Wickliffe Ach, David S. Barker, Cynthia O. Booth, Mark A. Collar, Claude E. Davis, Corinne R. Finnerty, Murph Knapke, Susan L. Knust, William J. Kramer, Richard E. Olszewski, and Maribeth S. Rahe (Proposal 2);

•	Ratification of the appointment of Ernst & Young, LLP as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2014 (Proposal 3);
•	Obtaining an advisory (non-binding) vote on the compensation of the Company’s executive officers (Proposal 4);
•	Approving the adjournment of the Annual Meeting, if necessary to solicit additional proxies (Proposal 5); and
•	Considering and acting upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of paper copies of the proxy materials? The Securities and Exchange Commission’s (“SEC”) notice and access rule allows us to furnish our proxy materials over the Internet to our shareholders instead of mailing paper copies of those materials to each shareholder. As a result, on or before April __, 2014 we sent to most of our shareholders by mail or e-mail a notice containing instructions on how to access our proxy materials over the internet and vote online. This notice is not a proxy card and cannot be used to vote your shares. If you received only a notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions in the notice or on the website referred to in the notice.

We are providing some of our shareholders, including shareholders who have previously asked to receive paper copies of the proxy materials, shareholders who are participants in our benefit plans and shareholders holding 1,000 or more common shares paper copies of the proxy materials instead of a notice that the materials are electronically available over the internet.

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What does the Notice of Internet Availability of Proxy Materials look like? You will receive a document titled “Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 27, 2014” from Broadridge Financial Solutions containing instructions on how to access the proxy statement and the Company’s 2013 Annual Report to Shareholders (the “Annual Report”) via the Internet and how to vote online (www.proxyvote.com). If you would like to receive a printed or electronic copy of the proxy materials, free of charge, you should follow the instructions for requesting such materials included in such notice and on the website (www.proxyvote.com).

Who can vote? You are entitled to vote if you held First Financial common shares as of the close of business on April 2, 2014, the record date for the Annual Meeting.

Each shareholder is entitled to one vote for each common share held on April 2, 2014. At the close of business on April 2, 2014, there were [______________] common shares outstanding and entitled to vote. The common shares are the Company’s only voting securities entitled to vote at the meeting.

Regardless of the number of shares you own, it is important that you vote on the proposals.

 How do I vote? Your common shares may be voted by one of the following methods:

▪	by traditional proxy card via the U.S. Mail;
▪	by submitting a proxy via the Internet;
▪	by submitting a proxy by telephone; or
▪	in person at the Annual Meeting.

Submitting a Proxy by Telephone or via the Internet. If you are a shareholder of record (i.e., if your common shares are registered with First Financial in your own name), you may submit a proxy by telephone or via the Internet. To vote via the Internet, access www.proxyvote.com and follow the on-screen instructions. Telephone voting is available toll free at 1-800-690-6903 from a touch-tone phone. You will need your control number from your proxy card available when you vote via the Internet or by telephone.

If your common shares are registered in the name of a broker, a financial institution or another nominee (i.e., you hold your common shares in “street name”), your nominee may be participating in a program that allows you to submit a proxy by telephone or via the Internet. If so, the voting form your nominee sent you will provide instructions for submitting your proxy by telephone or via the Internet.

The last-dated proxy you submit (by any means) will revoke and supersede any previously submitted proxy. Also, if you submit a proxy by telephone or via the Internet, and later decide to attend the Annual Meeting, you may revoke your previously submitted proxy and vote in person at the Annual Meeting.

The deadline for submitting a proxy by telephone or via the Internet as a shareholder of record is 11:59 p.m. Eastern Time on May 26, 2014. For shareholders whose common shares are registered in the name of a broker, a financial institution or another nominee, please consult the instructions provided by your nominee for information about the deadline for submitting a proxy by telephone or via the Internet.

Voting in Person. If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Annual Meeting.

If you hold your common shares in “street name” through a broker, a financial institution or another nominee, then that nominee is considered the shareholder of record for voting purposes and should give you instructions for voting your common shares. As a beneficial owner, you have the right to direct that nominee how to vote the common shares held in your account. Your nominee may only vote the common shares that it holds for you in accordance with your instructions. If you have instructed a broker, a financial institution or another nominee to vote your common shares, the above-described options for revoking your proxy do not apply and instead you must follow the instructions provided by your nominee to change your vote.

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If you hold your common shares in “street name” and wish to attend the Annual Meeting and vote in person, you must bring an account statement or letter from your broker, financial institution or other nominee authorizing you to vote on behalf of such nominee. The account statement or letter must show that you were the direct or indirect beneficial owner of the common shares on April 2, 2014, the record date for voting at the Annual Meeting.

How will my common shares be voted? Those common shares represented by properly executed proxy cards that are received prior to the Annual Meeting or by properly authenticated Internet or telephone votes that are submitted prior to the deadline for doing so, and not subsequently revoked, will be voted in accordance with your instructions by your proxy. If you submit a valid proxy card prior to the Annual Meeting, or timely submit your proxy by telephone or via the Internet, but do not complete the voting instructions, your proxy will vote your common shares as recommended by the Board, except in the case of broker non-votes where applicable, as follows:

▪

“FOR” the approval of an amendment to Article FOURTH of the Company’s Articles of Incorporation to increase the number of preferred shares authorized to be issued by the Company from 80,000 to 10,000,000 and to authorize the directors to establish the terms of the preferred shares;

▪	“FOR” the election of the director nominees named in this proxy statement;
▪	“FOR” the ratification of Ernst & Young, LLP as our independent registered public accounting firm;
▪	“FOR” the non-binding resolution regarding executive compensation; and
▪	“FOR” the adjournment of the Annual Meeting, if necessary to solicit additional proxies.

If you hold your shares in a bank or brokerage account, you should be aware that if you fail to instruct your bank or broker how to vote within ten days of the Annual Meeting, the bank or broker is not permitted to vote your shares in its discretion on your behalf on non-routine items. If you want to assure that your shares are voted in accordance with your wishes on the non-routine matters in this proxy statement (i.e. everything other than the ratification of Ernst & Young), you should complete and return your voting instruction form before May 18, 2014.

No appraisal rights exist for any action proposed to be taken at the Annual Meeting. If any other matters are properly presented for voting at the Annual Meeting, the persons named as proxies will vote on those matters, to the extent permitted by applicable law, in accordance with their best judgment.

What if my common shares are held through the First Financial Bancorp 401(k) Savings Plan? If you participate in the First Financial Bancorp 401(k) Savings Plan (the “401(k) Plan”) and common shares have been allocated to your account, you will be entitled to instruct the trustee of the 401(k) Plan, confidentially, how to vote those common shares. You will receive your voting instructions card separately. If you give no voting instructions to the trustee of the 401(k) Plan, the trustee will vote the common shares allocated to your 401(k) plan account pro rata in accordance with the instructions received from other participants in the 401(k) Plan who have voted.

Can the proxy materials be accessed electronically? We are sending the proxy materials for the Annual Meeting to our shareholders on or about April __, 2014. Our proxy statement for the Annual Meeting and a sample of the form of proxy card we sent to our shareholders are available at www.bankatfirst.com/investor.

How do I change or revoke my proxy? Shareholders who submit proxies retain the right to revoke them at any time before they are exercised. Unless revoked, the common shares represented by such proxies will be voted at the Annual Meeting and any adjournment thereof. You may revoke your proxy at any time before it is actually exercised at the Annual Meeting by giving notice of revocation to First Financial in writing, by accessing the Internet site prior to the deadline for submitting proxies electronically, by using the toll-free telephone number stated on the proxy card prior to the deadline for transmitting proxies electronically or by attending the Annual Meeting and giving notice of revocation in person. The last-dated proxy you submit (by any means) will revoke and supersede any previously-submitted proxy. If you hold your common shares in “street name” and instructed your broker, financial institution or other nominee to vote your common shares and you would like to revoke or change your vote, you must follow the instructions of your nominee.

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If I vote in advance, can I still attend the Annual Meeting? Yes. You are encouraged to vote promptly. Please return your signed proxy card by mail or by submitting your proxy electronically by telephone or via the Internet so that your common shares will be represented at the Annual Meeting. However, voting your common shares does not affect your right to attend the Annual Meeting and vote your common shares in person.

What constitutes a quorum and how many votes are required for adoption of the proposals? Under First Financial’s Regulations, a quorum is a majority of the common shares outstanding. Common shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as being present for purposes of determining the presence of a quorum. There were [______________] common shares outstanding and entitled to vote on April 2, 2014, the record date. A majority, or [______________] common shares, present in person or represented by proxy, will constitute a quorum. A quorum must exist to conduct business at the Annual Meeting.

If a broker indicates on the form of proxy that it does not have discretionary authority as to certain common shares to vote on a particular matter, those common shares will be considered as present for the purpose of determining the presence of a quorum but not entitled to vote with respect to that matter. Although our common shares are listed on the NASDAQ Stock Market (“NASDAQ”), New York Stock Exchange (“NYSE”) rules determine whether proposals presented at shareholder meetings are routine or not routine. If a proposal is routine, a broker or other entity holding shares for an owner in “street name” may vote on the proposal if it does not receive voting instructions from the owner. If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is not routine and the owner does not provide any instructions. As indicated below, the proposed amendment to our Articles of Incorporation, the election of directors and the non-binding vote on executive compensation are non-routine items. If you submit your proxy but indicate that you want to “ABSTAIN” with respect to any proposal, your shares will be counted for purposes of whether a quorum exists.

Under NYSE rules, each proposal, other than Proposal 3 (the ratification of Ernst & Young), is a non-routine “non-discretionary” item. This means that member brokers who have not received instructions from the beneficial owners of the Company’s common shares do not have discretion to vote the common shares held by those beneficial owners on those proposals. This means that brokers may not vote your shares for the proposed amendment to our Articles of Incorporation (Proposal 1), in the election of directors (Proposal 2), on the proposal to approve executive compensation on a non-binding advisory basis (Proposal 4), or on the adjournment of the Annual Meeting, if necessary to solicit additional proxies (Proposal 5) unless you provide specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares.

With respect to Proposal 1, the affirmative vote of two-thirds of the outstanding common shares is required to amend the Articles. The election of directors (Proposal 2) requires the affirmative vote of a plurality of the common shares present, represented, and entitled to vote at the Annual Meeting. However, we have adopted certain requirements in the event a nominee receives a greater number of “withhold” votes than “for” votes. See “Corporate Governance – Policy on Majority Voting.” With respect to Proposals 3, 4 and 5, a majority of the common shares validly cast on the proposal will be required to approve the proposals.

An abstention will be counted as present for the purposes of Proposals 1, 2, 4 and 5, and thus have the same effect as a vote against any proposal.

It is our policy to keep confidential all proxy cards, ballots and voting tabulations that identify individual shareholders. However, exceptions to this policy may be necessary in some instances to comply with legal requirements and, in the case of any contested proxy solicitation, to verify the validity of proxies presented by any person and the results of the voting. Inspectors of election and any employees associated with processing proxy cards or ballots and tabulating the vote must acknowledge their responsibility to comply with this policy of confidentiality.

Who pays the cost of proxy solicitation? We will pay the costs of preparing, assembling, printing and mailing this proxy statement, the accompanying proxy card and other related materials and all other costs incurred in connection with the solicitation of proxies on behalf of the Board, other than the Internet access and telephone usage charges mentioned above. Although we are soliciting proxies by mailing these proxy materials to our shareholders, our directors, officers and employees also may solicit proxies by further mailing, personal contact, telephone, facsimile or electronic mail without receiving any additional compensation for such solicitations. Arrangements will also be made with brokerage firms, financial institutions and other nominees who are record holders of common shares for the forwarding of solicitation materials to the beneficial owners of such common shares. We will reimburse these brokers, financial institutions and nominees for their reasonable out-of-pocket costs. We have retained Advantage Proxy to aid in the solicitation of proxies for the Annual Meeting. Advantage Proxy will receive a base fee of $4,000 plus reimbursement of out-of-pocket fees and expenses for its services.

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Who should I call if I have questions concerning this proxy solicitation or the proposals to be considered at the Annual Meeting? If you have any questions concerning the proposals to be considered at the Annual Meeting or voting your shares or if you need directions to the Annual Meeting, please call our investor relations department at 877-322-9530.

Does First Financial send multiple proxy statements to two or more registered shareholders who share an address? Only one copy of this proxy statement and the Notice of the Annual Meeting are being delivered to previously notified registered shareholders who share an address unless First Financial has received contrary instructions from one or more of the shareholders. A separate proxy card is being included for each account at the shared address.

Registered shareholders who share an address and would like to receive a separate proxy statement for the Annual Meeting may contact our investor relations department to request a copy. Call 877-322-9530 or send a written request to: Kenneth J. Lovik, Investor Relations & Corporate Development, First Financial Bancorp, 255 E. Fifth Street, Suite 700, Cincinnati, Ohio 45202 by May 13, 2014.

Are there any rules regarding admission to the Annual Meeting? Yes. You are entitled to attend the Annual Meeting only if you were, or you hold a valid legal proxy naming you to act for one of our shareholders on the voting record date. At the entrance we will verify that your name appears in our stock records or will examine appropriate information to confirm you are a shareholder. Cameras (including cell phones with photographic capabilities), recording devices, and other electronic devices will not be permitted at the meeting.

PRINCIPAL SHAREHOLDERS

The table below identifies all persons known to us to own beneficially more than 5% of our outstanding common shares as of the voting record date.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Shares		Percentage of Class

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	5,223,444	(1)	9.10%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,479,050	(2)	6.03%

Westwood Management Corp. 200 Crescent Court, Suite 1200 Dallas, TX 75201	3,409,158	(3)	5.92%

(1)	Information based upon a Schedule 13G/A filed on January 29, 2014. BlackRock has sole voting power for 5,007,430 and dispositive power for 5,223,444 shares.

(2)	Information based on a Schedule 13G/A filed on February 12, 2014. Vanguard has sole power to vote for 84,671 shares; sole dispositive power for 3,400,479 shares; and shared dispositive power for 78,571 shares.

(3)	Information based upon a Schedule 13G/A filed on February 11, 2014. Westwood has sole voting power for 2,914,655 shares; shared voting power for 71,896 shares; and sole dispositive power for 3,409,158 shares.

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SHAREHOLDINGS OF DIRECTORS, EXECUTIVE OFFICERS

AND NOMINEES FOR DIRECTOR

As of April 2, 2014, the directors of the Company, including the eleven nominees for election as directors, the executive officers of the Company named in the Summary Compensation Table who are not also directors, and all executive officers and directors of the Company as a group beneficially owned common shares of the Company as set forth below.

Amount and Nature of Beneficial Ownership

Name	Position	Common Shares Beneficially Owned Excluding Options (1)	Stock Options Exercisable within 60 Days of Record Date (2)	Total Common Shares Beneficially Owned (1)
J. Wickliffe Ach	Director & Nominee
David S. Barker	Director & Nominee
Cynthia O. Booth	Director & Nominee
Donald M. Cisle, Sr. – not a nominee in 2014	Director
Mark A. Collar	Director & Nominee
Claude E. Davis	Director, Nominee, President & CEO
Corinne R. Finnerty	Director & Nominee
Murph Knapke	Director & Nominee
Susan L. Knust	Director & Nominee
William J. Kramer	Director & Nominee
Richard E. Olszewski	Director & Nominee
Maribeth S. Rahe	Director & Nominee
Anthony M. Stollings	EVP, Chief Financial Officer and Chief Administrative Officer (6)
Richard S. Barbercheck	EVP and Chief Credit Officer (6)
Kevin T. Langford	President, Consumer Banking; President, Western Markets
C. Douglas Lefferson	President, Commercial Banking and Wealth Mgt; President, Eastern Markets
J. Franklin Hall	Former Chief Financial Officer (6)
All executive officers, directors and nominees as a group (20 persons)

(1)	Includes shares held in the name of spouses, minor children, trusts and estates as to which beneficial ownership may be disclaimed.

(2)	Only [_________] of the [__________] options listed above have a strike price above the closing price of First Financial common stock on April 2, 2013, which was $[_____] per share.

(3)

(4)

(5)	Includes unvested restricted shares (Davis—xx,xxx; Stollings- xx,xxx; Barbercheck – xx,xxx; Langford; xx,xxx; Lefferson—xx,xxx; and all executive officers as a group (including the former Chief Financial Officer) (9 persons)—xxx,xxx). Officers retain voting and dividend (at times subject to escrow until vesting) rights on unvested shares. For vesting schedules, see “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End.”

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(6)	J. Franklin Hall served as Chief Financial Officer of the Company through January 17, 2013. Stock ownership information for Mr. Hall is based on Company records as of March 1, 2013 as Mr. Hall is no longer subject to the reporting requirements of the SEC. Effective January 18, 2013, Anthony M. Stollings, Executive Vice President and Chief Risk Officer of the Company, became Executive Vice President and Chief Financial Officer of the Company. Effective August 20, 2013, Mr. Stollings added the title of Chief Administrative Officer. Mr. Barbercheck became Executive Vice President and Chief Credit Officer on June 1, 2010.

PROPOSAL 1 — amendment to the Company's Articles of Incorporation to increase the number of preferred shares authorized to be issued by the Company from 80,000 to 10,000,000 AND TO AUTHORIZE THE

DIRECTORS TO ESTABLISH THE TERMS OF THE PREFERRED SHARES

General

Article FOURTH of our Articles of Incorporation (“Articles”) currently provides that the Board may designate and issue up to 80,000 preferred shares, no par value (“Preferred Shares”), pursuant to the terms of any capital purchase program(s) authorized by the Emergency Economic Stabilization Act of 2008 (“EESA”) implemented by the United States Department of the Treasury (the “Treasury”). On December 23, 2008, as part of the Treasury’s Troubled Asset Relief Program Capital Purchase Program (“CPP”), the Company issued and sold to the Treasury 80,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share (the “Series A Preferred Stock”). During February 2010, the Company completed a follow-on offering of common shares and, after deducting underwriting and other offering costs, received net proceeds of $91.2 million. On February 24, 2010, the Company used most of the net proceeds to redeem all of the $80.0 million of Series A Preferred Stock issued to the Treasury under the CPP. There are currently no Preferred Shares in any form issued or outstanding.

In connection with the Company’s participation in the CPP, the Treasury also received warrants for the purchase of an aggregate of 930,233 common shares at a strike price of $12.90 per share which expire on December 23, 2018 (the “Treasury Warrants”). As a result of a common share follow-on offering during the second quarter of 2009, the aggregate number of common shares eligible for purchase under the Treasury Warrants was reduced by 50% to 465,117 shares. In June 2010, the Treasury conducted an auction of the Treasury Warrants in which the Treasury Warrants were sold in a public offering at a price of $6.70 per warrant. This transaction represented the final step in the redemption process and the Treasury no longer owns any securities issued by the Company.

However, due to the terms of the Preferred Shares under the Company’s Articles, no additional authorized Preferred Shares are available for future issuance by the Company.

The proposed amendment to Article FOURTH (the “Proposed Amendment”) would increase the authorized number of Preferred Shares from 80,000 shares to 10,000,000 shares and further permit the Company’s Board the flexibility to determine the designations, terms, relative rights, preferences, privileges and limitations of the Preferred Shares without the restriction that any such issuance occur pursuant to the terms of a capital purchase program authorized by the EESA. The newly authorized Preferred Shares would be “de-clawed blank check” Preferred Shares, meaning the Preferred Shares will be available for issuance without further action by the shareholders, except as may be required by applicable laws or rules, but will have limited voting rights and will not be used specifically for anti-takeover purposes.

A copy of the Proposed Amendment, which includes the text of Article FOURTH as it is proposed to be amended, is attached as Appendix A to this Proxy Statement and incorporated by reference to this proposal. If the Proposed Amendment is approved by shareholders, the Proposed Amendment will become effective upon filing with the Ohio Secretary of State, which we intend to do promptly following such approval.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED AMENDMENT TO OUR ARTICLES OF INCORPORATION.

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Reasons for the Proposed Amendment; Purposes of the Preferred Shares

Issuance of preferred stock by banking and financial institutions has increased significantly since 2012. Under Basel III and U.S. regulatory capital rules applicable to us beginning January 1, 2015, preferred stock is inclusive in Tier 1 capital up to 1.5% of risk-weighted assets assuming the securities contain certain qualifying criteria, including a non-cumulative dividend, no maturity date, and a no-call option for the issuer for a minimum period of five years following issuance. Preferred stock issued in excess of 1.5% of risk-weighted assets would qualify as Tier 2 capital and thus be included in total capital. The Proposed Amendment to Article FOURTH would provide us with additional flexibility to create one or more future series of Preferred Shares. Although the Board has no immediate plans to issue Preferred Shares, it believes that the increase in the number of authorized Preferred Shares is advisable for several reasons. First, the authorization of Preferred Shares will allow us to manage our capital structure in a manner consistent with other publicly-traded banking organizations and increase our flexibility in structuring capital raising transactions, future acquisitions, joint ventures, strategic alliances or for other corporate purposes as approved by the Board. Second, Preferred Shares may also be useful in connection with stock dividends, equity compensation plans or other proper corporate actions.

If the Amendment to Article FOURTH is approved by our shareholders, the Company will be able to issue, without further shareholder action, Preferred Shares in one or more series at such times and for such consideration as the Board may determine is in the best interests of the Company and its shareholders. The availability of Preferred Shares would enable us to respond promptly to, and take advantage of, market conditions and other favorable opportunities without incurring the delay and expense associated with calling a special meeting of shareholders to approve a contemplated issuance of such shares. The Board believes that such enhanced ability to respond to opportunities and to favorable capital market conditions before the opportunity or conditions pass is in the best interests of our Company and its shareholders.

The failure to approve the Proposed Amendment could limit us in connection with future capital raising transactions or other strategic transactions if such transactions require us to issue Preferred Shares. If our shareholders do not approve the Proposed Amendment, it limits our ability to compete in the market place and enhance shareholder value through acquisitions and other strategic transactions. In such cases, we may lose opportunities due to the time delay and uncertainty of needing to hold a special meeting of shareholders in order to proceed with such transactions.

Description of the Preferred Shares

Subject to the limitations described below, the Preferred Shares would have such voting rights, designations, preferences, qualifications, limitations or restrictions and relative, participating, option and conversion or other special rights as the Board may designate for each class or series issued from time to time.

The Preferred Shares to be authorized are commonly referred to as “de-clawed blank check” preferred shares in that:

•	the voting rights of each Preferred Share are limited to no more than one vote per share, and the Preferred Shares will not vote as a separate class or series except as required by Ohio law; and

•	the Board represents that it will not issue, without prior shareholder approval, any series of the Preferred Shares for any defensive or anti-takeover purpose, for the purpose of implementing a shareholder rights plan, or with features specifically intended to make any attempted acquisition of the Company more difficult or costly.

However, within these limits, the Board may issue Preferred Shares for capital raising transactions, future acquisitions, joint ventures, strategic alliances or for other corporate purposes as approved by the Board. The Board believes that authorization of Preferred Shares with the above limitations is consistent with sound corporate governance principles while enhancing the Company’s ability to take advantage of financing alternatives and acquisition opportunities.

The Board is also authorized to increase or decrease the number of shares of any series of Preferred Shares prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of Preferred Shares of any series is so decreased, the shares constituting such decrease will resume the status of authorized but unissued shares.

The Preferred Shares would be available for issuance without further action by the shareholders, except as may be required by applicable laws or rules. For example, under NASDAQ rules, shareholder approval is required for any potential issuance of 20% or more of our outstanding common shares (including upon conversion of convertible preferred stock) in connection with issuances not involving a public offering.

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Effect of the Preferred Shares Upon Holders of Common Shares

The actual effect of the issuance of any series of Preferred Shares upon the rights of holders of our common shares cannot be stated until the Board determines the specific rights of the holders of such Preferred Shares. The Board will have authority to, among other things; establish the number of shares constituting a series, dividend rights, voting rights (but limited to no more than one vote per Preferred Share), conversion or exchange privileges, redemption features, sinking fund provisions, and rights in the event of a voluntary or involuntary liquidation or dissolution.

The effects of the issuance of Preferred Shares upon holders of our common shares might include, among other things:

•	restricting our ability to declare dividends or the amount of such dividends on common shares;

•	restricting our ability to repurchase outstanding common shares;

•	diluting the voting power of common shares, although the Preferred Shares may not have more than one vote per share; and

•	a change in the market price of the common shares, or impairing the liquidation rights of the common shares, without further action by the shareholders.

Effect of the Proposed Amendment

The Proposed Amendment would:

•	authorize us to issue up to 10,000,000 Preferred Shares; and

•	subject to the Ohio Revised Code and the other provisions of the Articles, authorize the Board to issue newly authorized Preferred Shares from time to time in the future, to create separate series of Preferred Shares within the new class, and to determine the number of shares, designations, terms, relative rights, preferences and limitations of the Preferred Shares, or of shares within each series of Preferred Shares, at the time of issuance, all by resolution and without any further shareholder approval.

If the Proposed Amendment is approved, then, in general, any Preferred Share issued would likely have certain preferences over, or special terms that differ from, outstanding common shares. Among other things, those preferences and special terms might include:

•	the right to receive dividends (which may be cumulative or noncumulative) at a stated rate before any dividend could be paid on our common shares;

•	the right to receive a stated distribution upon any liquidation of the Corporation before any distribution could be made to holders of our common shares;

•	terms providing for the conversion of Preferred Shares into our common shares, either automatically or at the option of the holders of such shares, at specified rates; and

•	terms providing for the redemption of Preferred Shares, either at our option or at the option of holders of the Preferred Shares, or both, or upon the happening of a specified event, and, if the Preferred Shares are redeemable, the redemption prices and the conditions and times upon which redemption may take place.

Issuing Preferred Shares with voting rights would dilute the relative voting power of the current holders of common shares. The then current shareholders would not have preemptive rights to acquire any additional shares of common stock issued by the Company and would have no right to purchase a proportionate share, or any portion, of any Preferred Share issued.

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If the Proposed Amendment is approved by the shareholders, Preferred Shares could be issued in the future from time to time, in one or more series, in a variety of types of transactions, including public offerings or private sales of Preferred Shares to increase our capital or as consideration for acquisitions. At the time each series of Preferred Shares is established, the Board would determine the number of Preferred Shares in that series and the terms, relative rights, preferences and limitations of Preferred Shares within that series, which could differ materially from other series.

Anti-Takeover Effects of the Proposed Amendment

The purpose of the Proposed Amendment is to provide the Board with an additional option for expanding our ability to raise capital, not to establish any barriers to a change of control or acquisition of the Company. Subject to the exercise of its fiduciary duties to the Company and its shareholders, the Board will not issue any Preferred Shares for any defensive or anti-takeover purpose or with features intended specifically to make any attempted acquisition of the Company more difficult. Instead, the Board intends to issue Preferred Shares only for the purpose of facilitating acquisitions, joint ventures, strategic alliances and capital-raising transactions, and for other corporate purposes which the Board determines to be in the best interests of the Company and its shareholders. The issuance of Preferred Shares in connection with these purposes, including the ability to determine the terms and preferences of each series, could nonetheless have the effect of making an acquisition of the Company more difficult.

For example, the issuance to a group that is friendly to the Company’s management of shares of a series of Preferred Shares having preferential terms could deter or discourage efforts by another group or company to acquire control of the Company, even if other shareholders favored a change of control. The Proposed Amendment is not being recommended in response to any specific effort of which we are aware to obtain control of the Company, nor does the Board have any present intent to use the Preferred Shares to impede a takeover attempt.

Anti-Takeover Effects of Certain Provisions of our Articles of Incorporation and Ohio Law

Our Articles contain certain provisions that make it more difficult to acquire control of us by means of a tender offer, open market purchase, a proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of us to negotiate with our Board. We believe that, as a general rule, the interests of our shareholders would be best served if any change in control results from negotiations with our Board. The following provisions of the Articles and Ohio law might have the effect of delaying, deferring or preventing a change in control of us and would operate only with respect to an extraordinary corporate transaction, such as a merger, reorganization, tender offer, sale or transfer of assets or liquidation involving the Company and certain persons described below.

The Ohio General Corporation Law provides that the approval of two-thirds of the voting power of a corporation is required to effect mergers and similar transactions, to adopt amendments to the articles of incorporation of a corporation and to take certain other significant actions. Although under Ohio law the articles of incorporation of a corporation may permit such actions to be taken by a vote that is less than two-thirds (but not less than a majority), our Articles do not contain such a provision. The two-thirds voting requirement tends to make approval of such matters, including further amendments to the Articles, relatively difficult, and a vote of the holders of in excess of one-third of our outstanding common shares would be sufficient to prevent implementation of any of the corporate actions mentioned above.

Ohio Revised Code Section 1701.831 is a “control share acquisition” statute. The control share acquisition statute basically provides that any person acquiring shares of an “issuing public corporation” (which definition we meet) in any of the following three ownership ranges must seek and obtain shareholder approval of the acquisition transaction that first puts such ownership within each such range: (i) more than 20% but less than 33 1/3%; (ii) 33 1/3% but not more than 50%; and (iii) more than 50%.

The purpose of the control share acquisition statute is to give shareholders of Ohio corporations a reasonable opportunity to express their views on a proposed shift in control, thereby reducing the coercion inherent in an unfriendly takeover. The provisions of the control share acquisition statute grant to our shareholders the assurance that they will have adequate time to evaluate the proposal of the acquiring person, that they will be permitted to vote on the issue of authorizing the acquiring person’s purchase in the same manner and with the same proxy information that would be available to them if a proposed merger of the Company were before them and, most importantly, that the interests of all shareholders will be taken into account in connection with such vote and the probability will be increased that they will be treated equally regarding the price to be offered for their common shares if the purchase is approved.

The control share acquisition statute applies not only to traditional offers but also to open market purchases, privately negotiated transactions and original issuances by an Ohio corporation, whether friendly or unfriendly. The procedural requirements of the control share acquisition statute could render approval of any control share acquisition difficult because it must be authorized at a special meeting of shareholders, at which a quorum is present, by the affirmative vote of the majority of the voting power represented and by a majority of the portion of such voting power, excluding interested shares. Any corporate defense against persons seeking to acquire control may have the effect of discouraging or preventing offers which some shareholders might find financially attractive. On the other hand, the need on the part of the acquiring person to convince our shareholders of the value and validity of the offer may cause such offer to be more financially attractive in order to gain shareholder approval.

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Ohio Revised Code Chapter 1704 is a “merger moratorium” statute. The merger moratorium statute provides that, unless a corporation’s articles of incorporation or regulations otherwise provide, an “issuing public corporation” (which definition we meet) may not engage in a “Chapter 1704 transaction” for three years following the date on which a person acquires more than 10% of the voting power in the election of directors of the issuing corporation, unless the Chapter 1704 transaction is approved by the corporation’s Board of Directors prior to such transaction. A person who acquires such voting power is an “interested shareholder,” and “Chapter 1704 transactions” involve a broad range of transactions, including mergers, consolidations, combinations, liquidations, recapitalizations and other transactions between an issuing public corporation and an interested shareholder if such transactions involve 5% of the assets or shares of the issuing public corporation or 10% of its earning power. After the initial three year moratorium, Chapter 1704 prohibits such transactions absent approval by disinterested shareholders or the transaction meeting certain statutorily defined fair price provisions. One significant effect of Chapter 1704 is to encourage a person to negotiate with a corporation’s board of directors prior to becoming an interested shareholder.

Ohio also has enacted Ohio Revised Code Section 1707.043, which provides that a person who announces a control bid must disgorge profits realized by that person upon the sale of any equity securities within 18 months of the announcement.

In addition, Section 1701.59 of the Ohio Revised Code provides that, in determining what a director reasonably believes to be in the best interests of the corporation, such director may consider, in addition to the interests of the corporation’s shareholders, any of the interests of the corporation’s employees, suppliers, creditors and customers, the economy of the State of Ohio and the United States, community and societal considerations and the long-term as well as the short-term interests in the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

The overall effect of these statutes may be to render more difficult or discourage the removal of incumbent management or the assumption of effective control by other persons.

Required Vote for Approval

The affirmative vote of the holders of common shares entitling them to exercise two-thirds of the voting power of the Company’s outstanding common shares is necessary to adopt the Proposed Amendment. Validly executed proxies will be voted in favor of the Proposed Amendment unless otherwise instructed by you. Abstentions and shares not voted by brokers and other entities holding shares on behalf of the beneficial owners will have the same effect as votes cast against the Proposed Amendment.

Effectiveness of the Proposed Amendment

If shareholders approve the Proposed Amendment, we will file an amendment to the Articles with the Ohio Secretary of State as soon as practicable following the Annual Meeting. The Proposed Amendment would become effective at the time of filing.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION TO increase the number of preferred shares authorized to be issued by the Company from 80,000 to 10,000,000 and to authorize the directors to establish the terms of such preferred shares.

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PROPOSAL 2 — ELECTION OF DIRECTORS

Our Board currently consists of twelve members, eleven of whom are non-employee directors. Our Regulations provide that the Board shall consist of not less than nine or more than 25 persons, with the exact number to be fixed and determined from time to time by resolution of the Board or by resolution of the shareholders at any annual or special meeting of shareholders. Any vacancy may be filled by the Board in accordance with law and the Company’s Regulations for the remainder of the full term of the vacant directorship. As the Board has only approved eleven nominees as candidates for election at the Annual Meeting, one vacancy will exist on the Board immediately following the Annual Meeting. The accompanying proxy will not be voted to elect more than eleven directors at the Annual Meeting or any adjournment of the Annual Meeting.

Our Board has approved the nomination of eleven persons as candidates for election as director, each for a one-year term. It is intended that the accompanying proxy will be voted for the election of J. Wickliffe Ach, David S. Barker, Cynthia O. Booth, Mark A. Collar, Claude E. Davis, Corinne R. Finnerty, Murph Knapke, Susan L. Knust, William J. Kramer, Richard E. Olszewski, and Maribeth S. Rahe, all of whom are incumbent directors. The Corporate Governance and Nominating Committee (“CGNC”) recommended all eleven nominees to the Board, which approved the eleven nominees. In the event that any one or more of such nominees becomes unavailable or unable to serve as a candidate, the accompanying proxy will be voted to elect the remaining nominees and any substitute nominee or nominees designated by the Board. The eleven nominees for director receiving the most votes at the Annual Meeting will be elected as directors. See “Corporate Governance - Policy on Majority Voting.”

Set forth below is certain information concerning the Company’s nominees and directors. For information regarding ownership of shares of the Company by nominees and directors of the Company, see “Shareholdings of Directors, Executive Officers and Nominees for Director” above. There are no arrangements or understandings between any director or any nominee, and any other person pursuant to which such director or nominee is or was nominated to serve as director.

Name and Age (1)	Position with Company and/or Principal Occupation or Employment For the Last Five Years	Director Since

Nominees for One Year Term:
J. Wickliffe Ach 65

President and CEO, Hixson Inc., Cincinnati, Ohio, an architectural engineering firm, since 1983.  Board member: Hixson, Inc. (Chair) and Setzer Corp.  Mr. Ach is involved in a number of business and civic organizations, including the recently completed World Choir Games, Work Resource Center/Easter Seals, Crayons to Computers (free store for teachers), Chief Executives and World Presidents Organizations and Hamilton County Development Co.  Mr. Ach is Vice Chair of the Company’s Board.  Director of First Financial Bank, N.A., Hamilton, Ohio since 2007.

As a seasoned business owner and entrepreneur, Mr. Ach brings valuable insight to the Board in strategic and cultural matters.  Mr. Ach’s involvement in the Cincinnati business community provides added understanding of our growing Cincinnati market area.  Furthermore, his specific background in architectural engineering provides added value in our strategies related to physical banking center locations and design.

2007
David S. Barker 60

President and Chief Executive Officer, SIHO Insurance Services, Columbus, Indiana, a community health care benefits company serving over 110,000 members throughout southern Indiana. Mr. Barker has been employed in the insurance industry for more than 25 years. He is active in many civic and community endeavors, including serving as current Chairman of the Columbus Area Economic Growth Council and past Chairman of both the Columbus Area Chamber of Commerce and the Bartholomew County United Way, as well as serving as a board member of the Riley’s Children’s Foundation (Columbus Leadership Team) and the Heritage Fund Community Foundation and a member of the IUPUC Board of Advisors. Director of First Financial Bank, N.A. Hamilton, Ohio since 2010.

Mr. Barker is an important member of the business community in Columbus, Indiana and we will look to his leadership and guidance as we continue to build our presence in key southern Indiana markets. Furthermore, his experience as the President of a company provides the board with insight on executive matters.

2010

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Cynthia O. Booth 55

President and Chief Executive Officer, COBCO Enterprises, Cincinnati, Ohio. Ms. Booth has owned and directed the operations of six McDonald’s restaurants throughout the area since 2000. Prior to forming COBCO, Ms. Booth served as Senior Vice President—Director of Community Development for Firstar Bank (now U.S. Bank) in Cincinnati and before that was President of Diversified Solutions, Inc., a bank consulting firm. She is active in several civic and community organizations, including serving on the Boards of Trustees of Denison University and the Cincinnati Museum Center and the Board of Directors of the YWCA of Greater Cincinnati. Ms. Booth serves as the President, Black McDonald’s Owners Association for the State of Ohio and has previously served on the boards of the American Red Cross, United Way and the Cincinnati branch of the Federal Reserve Bank of Cleveland. Director of First Financial Bank, N.A. Hamilton, Ohio since 2010.

Ms. Booth brings deep banking experience to the Board, including extensive knowledge in residential real estate lending, regulatory relations, the Community Reinvestment Act and other regulatory compliance, private banking and human resources matters. Furthermore, her experience in the restaurant franchise area provides valuable insight into the specialty area of lending conducted through our subsidiary First Franchise Capital Corporation.

2010
Mark A. Collar 60

Chairman, Third Frontier Advisory Board (provides direction for State of Ohio’s investment in high tech industry); member of the Executive Committee, BioOhio, Inc. (non-profit organization which promotes the acceleration and growth of life science companies in Ohio); venture partner at Triathlon Medical Ventures, Cincinnati, Ohio; Director (since February 2008), AtriCure, Inc. (NASDAQ: ATRC), West Chester, Ohio, a publicly-traded medical device company; Director (since 2012), Enable Injections, LLC, Cincinnati, Ohio (small medical device company); Owner, Collar Ltd., Cincinnati, Ohio (small consulting and development LLC). Previously held numerous positions within The Procter & Gamble Company since 1975 including: President, Global Pharmaceuticals & Personal Health from 2005-2007; President, Global Pharmaceuticals, from 2002-2005; and Vice President, Global Pharmaceuticals, from 1997–2002. Director of First Financial Bank, N.A., Hamilton, Ohio since 2009.

Mr. Collar brings a wealth of knowledge from his 32+ years at Procter & Gamble, including marketing, competitive market analysis, operations, mergers and acquisitions, financial management, sales, corporate strategy, risk management, regulatory, and quality control. Mr. Collar’s leadership roles in a number of organizations, including his membership on another publicly traded company board, provide us with insights into a number of opportunistic fields as well as dealing with government officials and agencies.

2009
Claude E. Davis 53

President and Chief Executive Officer of the Company and Director, Chairman of the Board and Chief Executive Officer of First Financial Bank, N.A., Hamilton, Ohio since October 2004; member of the board of directors of the Federal Reserve Bank of Cleveland since 2013; Trustee, Butler University; Member, 3CDC (Cincinnati Center City Development Corporation), Summit Country Day Board of Trustees, Cincinnati Business Committee, Commercial Club of Cincinnati, and Young President’s Organization - Indiana.

Mr. Davis’ years of experience in the banking industry as well as his extensive financial background provide leadership to the Board. As CEO, he is intimately familiar with all aspects of our business activities. His involvement in other boards and organizations give him insight on important societal and economic issues relevant to our Company’s business and markets.

2004

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Corinne R. Finnerty 57

Partner, law firm of McConnell Finnerty PC, North Vernon, Indiana (trial attorney); Former Chair and Member of the Indiana Supreme Court Disciplinary Commission, the body which has responsibility for the enforcement of the “Rules of Professional Conduct” for the approximately 17,000 licensed attorneys in the State of Indiana from 2003 to 2013; former Director and Chair of CPX, Inc., North Vernon, Indiana; former director of an affiliate bank from 1987 to 2005.  Director of First Financial Bank, N.A., Hamilton, Ohio since 1998.

Ms. Finnerty’s deep roots in the North Vernon, Indiana area provide representation on the Board for our southeast Indiana market.  Her participation for nine years on the Indiana Supreme Court Disciplinary Commission allows her to provide insight on governance and ethical issues.  Furthermore, her years as a practicing attorney, including the representation of financial institutions for over thirty years, give her enhanced perspective on legal and regulatory issues.

		1998

Murph Knapke 66

Partner of Knapke Law Office, Celina, Ohio; Chair of the Company; former Director and Chair of Community First Bank & Trust, Celina, Ohio. Director of First Financial Bank, N.A., Hamilton, Ohio since 2005.

Mr. Knapke has tenure with our Company and/or a bank affiliate since 1983 and provides valuable historical perspective on both the Company and the banking industry.  His deep roots in the Celina, Ohio area provide representation on the Board for our Northwest Ohio market. His years as a practicing attorney give him enhanced perspective on legal and regulatory issues as well as Board fiduciary duties.

		1983

Susan L. Knust 60

Managing Partner of K.P. Properties of Ohio LLC (industrial real estate); Managing Partner of Omega Warehouse Services LLC (public warehousing); former President of Precision Packaging and Services, Inc.; former Director of Middletown Regional Health System (renamed Atrium Medical System), Middletown, Ohio. Director of First Financial Bank, N.A., Hamilton, Ohio since 2005.

As a seasoned business owner and entrepreneur for 28 years in the areas of manufacturing, warehousing and industrial real estate, Ms. Knust brings valuable insight to the Board in strategic and other matters. Ms. Knust’s business interests are similar in size to our key client base and she also has an understanding of our growing Cincinnati market area. Also, as a female business owner, her perspective and experiences have proven valuable to us.

		2005
William J. Kramer 53	Vice President of Operations, Valco Companies, Inc., Coldwater, Ohio (VP & General Manager 2002–2008), an international company that manufactures products for the agricultural and horticultural industries; previously President of Pax Steel Products, Inc., from 1984–2002 (predecessor corporation to Valco); employed by Deloitte & Touche, LLP, Dayton, Ohio from 1982–1984; former director and Chair of the audit committee of an affiliate bank from 1987 to 2005. Director of First Financial Bank, N.A., Hamilton, Ohio since 2005.

	Mr. Kramer has been a CPA since 1984 with both public accounting and private company experience with substantial experience in financial reporting and accounting controls. He qualifies as an audit committee financial expert. Furthermore, his tenure with our Company and/or a bank affiliate since 1987 provides valuable historical perspective on both the Company and the banking industry.	2005

Richard E. Olszewski 64	Operator of two 7-Eleven Food Stores in Griffith, Indiana. Former director of an affiliate bank from 1995 to 2005. Director of First Financial Bank, N.A., Hamilton, Ohio since 2005. Mr. Olszewski’s 35 years of community service and 13 years of service to our Company provides us with a deeper understanding of our important northwest Indiana market. Furthermore his business and retail experience as a small business owner provides our Company with a better understanding of a key client constituency.	2005

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Maribeth S. Rahe 65

President and CEO, Fort Washington Investment Advisors, Inc., an investment management firm and wholly owned subsidiary of Western & Southern Financial Group, Cincinnati, Ohio, since 2003.  Director, Consolidated Communications Holdings, Inc., Mattoon, IL (NASDAQ: CNSL) (rural local exchange carrier), Audit Committee (Chair), Compensation Committee (member). Ms. Rahe’s local civic and philanthropic involvement includes the following board positions: Cincinnati Arts Association, Cincinnati Women’s Executive Forum, Cincy Tech, Cintrifuse, Woman’s Capital Club, United Way Investment Committee, Xavier University Williams College of Business Board of Executive Advisors, Cincinnati USA Regional Chamber of Commerce, Sisters of Notre Dame de Namur, Rush-Presbyterian-St. Luke’s Medical Center, and the Cincinnati Country Club. Director of First Financial Bank, N.A. Hamilton, Ohio since 2010.

Ms. Rahe is well known in Cincinnati and is a recognized leader in the financial services community, both locally and nationally with over 42 years in the financial services industry (of which 28 has been in banking), including more than 25 years in management/executive management and board experience at other financial institutions. She brings a seasoned perspective, insight, and financial acumen into issues and strategies relating to our business, including regulatory relationships and enterprise risk management.

2010

(1)	Ages are listed as of December 31, 2013.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

Additional Director Who is Not Seeking Re-election at the Annual Meeting

In addition to the eleven directors named above who are each nominees for re-election to the Board at the Annual Meeting, Mr. Donald M. Cisle, Sr. currently serves as a member of the Board. Mr. Cisle has advised the Company’s Corporate Governance and Nominating Committee that he does not intend to seek re-election at the Annual Meeting. The following is information concerning Mr. Cisle.

Donald M. Cisle, Sr. 59	Managing member, The Cisle Co. LLC, Hamilton, Ohio, a consulting and development business. Retired President, Don S. Cisle Contractor, Inc., Hamilton, Ohio, construction contractor, which closed and sold its assets in 2009; former President of Seward Murphy, Inc., a family owned investment company dissolved in 2009. Director of First Financial Bank, N.A., Hamilton, Ohio since 1996.

As a native of Hamilton, Ohio, our bank subsidiary’s headquarters, his long history with our Company provided our board and management with valuable insight into the history of the Company. Furthermore, as a significant long-term shareholder, Mr. Cisle brought insight into our retail shareholder. Finally, Mr. Cisle’s years as a small business owner provided us with added understanding of the issues such businesses face.	1996

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proposal 3 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for the Company’s 2014 fiscal year and, if shareholders do not ratify the appointment, the Audit Committee will consider whether or not to retain Ernst & Young in the future. Even if the appointment is ratified, the Audit Committee, at its discretion, may change the appointment at any time during the year if it determines that such appointment would be in the best interests of the Company and its shareholders.

Ernst & Young were the Company’s auditors for the year ended December 31, 2013, and a representative of the firm is expected to attend the Annual Meeting, respond to appropriate questions and, if the representative desires, which is not now anticipated, make a statement.

ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to the Company and related entities for the last two fiscal years by the Company’s independent registered public accounting firm.

Fees by Category	2013	2012
Audit Fees	$948,150	$1,290,207
Audit-Related Fees (1)	152,000	100,683
Tax Fees	--	--
All Other Fees (2)	50,000	49,000
Total	$1,150,150	$1,439,890

1.	Services covered by these fees consist of employee benefit plan audits and HUD compliance testing.

2.	Services for information technology attack and penetration assessment.

It is the policy of the Audit Committee that, before the Company engages an accounting firm to render audit services as the Company’s independent registered public accounting firm, the engagement must be approved by the Audit Committee. In certain situations, the Audit Committee has delegated pre-approval authority to its Chair when necessary, with subsequent reporting to the committee. In addition, before an accounting firm serving as the Company’s independent registered public accounting firm is engaged by the Company to render non-audit services, the engagement must be approved by the Audit Committee.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered PUBLIC accounting firm for the fiscal year endING December 31, 2014.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter, the Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Company’s independent registered public accounting firm, Ernst & Young, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles and on the Company’s internal control over financial reporting. In this context, the Audit Committee has reviewed and discussed with management and Ernst & Young the audited financial statements for the year ended December 31, 2013 and Ernst & Young’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has discussed with Ernst & Young the matters that are required to be discussed by Auditing Standards No. 61 (Communications with Audit Committees) as amended and adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. Ernst & Young has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Ernst & Young their firm’s independence. The Audit Committee has concluded that Ernst & Young’s provision of audit and non-audit services to First Financial and its affiliates is compatible with Ernst & Young’s independence.

The Audit Committee discussed with the Company’s internal auditors and Ernst & Young the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and with Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

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In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC. The Audit Committee has approved the selection of Ernst & Young as the Company’s independent registered public accounting firm for 2014.

Members of the Audit Committee

William J. Kramer, Chair
David S. Barker
Donald M. Cisle, Sr.
Maribeth S. Rahe

PROPOSAL 4 — ADVISORY (NON-BINDING) RESOLUTION ON EXECUTIVE COMPENSATION

We are asking shareholders to approve an advisory resolution on the Company’s executive compensation as reported in this proxy statement. As described below in the “Compensation Discussion and Analysis” section and tabular disclosure and accompanying narrative discussions of the Named Executive Officer (“NEO”) compensation in this proxy statement, the Compensation Committee believes that the balanced compensation mix consisting of base salary, annual cash incentives and long-term equity awards is fair and equitable and aligns management’s interests with the interests of shareholders.

•

Base salary is designed to meet a minimum level of compensation necessary to attract and retain highly qualified employees. Consistent with Company-wide merit practices, NEO base salaries were increased approximately 2.94 - 3.64% with the exception of Mr. Stollings, whose base salary increased 15.38% as a result of his promotion to Chief Financial Officer.

•	On August 20, 2013, Mr. Stollings also assumed the role of Chief Administrative Officer in addition to his Chief Financial Officer duties. And the role of President for First Financial Bank, N.A. was divided among each line of business leader resulting in the designation of Messrs. Lefferson and Langford as President, Commercial Banking and Wealth Management and President, Consumer Banking, respectively. Effective January 2014, Messrs. Lefferson and Langford also added the titles of President, Eastern Markets and President, Western Markets, respectively. The committee approved base salary increases of 12.28% for both Messrs. Stollings and Langford on September 12, 2013 as a result of their increased responsibilities.

•

Long-term equity awards are designed to reward executives for individual and Company performance, and to retain and motivate talented executives in this challenging regulatory and economic environment. Awards are subject to a three-year vesting period and are based in Company stock to align with the interests of and returns experienced by shareholders. There were no target incentive changes for NEOs except for Mr. Stollings, whose long-term incentive target increased from 40% to 50% as a result of his promotion to Chief Financial Officer.

•	One-half of Mr. Davis’ 2013 long-term incentive award (24,281 shares) was comprised of performance-based restricted stock that vests after three years only upon the attainment of certain pre-determined performance measures (generally total shareholder return and return on assets). In order to achieve target payout, performance at the 60th percentile of peers or better must be achieved.

•	All other 2013 long-term incentive awards were awarded in restricted shares that vest over a three-year period with an added requirement for NEOs that 50% of after-tax vested shares must be held for two years following vesting.

•	Annual cash incentives are designed to reward executives for achieving short-term business objectives that generally have a long-term impact on the success of the Company and total shareholder return. In 2014, the committee approved the Company’s 2013 Short-Term Incentive Plan payout at 50.6% of target for all participants except the CEO. The non- CEO payout was based on results excluding the $22.4 million valuation adjustment on the FDIC indemnification asset as disclosed by the Company on January 22, 2014. Mr. Davis recommended to the committee that his payout follow the plan formulas as originally designed with no discretionary adjustments which resulted in a 0% payout for the CEO.

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•	The committee decided to limit future employment agreements with NEOs only to the CEO and CFO. As such, the Company entered into an employment agreement with Mr. Stollings and a severance and change-in-control agreement with Mr. Langford, both on November 1, 2013.

•	Additional considerations include:
•	Clawbacks for certain incentive compensation to our NEOs.
•	Double-triggers with respect to change-in-control related benefits.
•	No income tax gross-ups.
•	Prohibition on re-pricing stock options.
•	An independent Compensation Committee that engages its own advisors/consultants.
•	For 2014:
•	Consistent with Company-wide merit practices, on March 3, 2014, the committee increased base salaries by approximately 3% for all NEOs. There were no target incentive changes for NEOs.

•	In addition to the CEO, long-term incentive awards will include a performance-based vesting feature for the following NEOs: Chief Financial Officer and Chief Administrative Officer; President, Consumer Banking and President, Western Markets; and President, Commercial Banking and Wealth Management and President, Eastern Markets.

•	Future long-term incentive awards will no longer contain provisions for the automatic acceleration of vesting upon a change-in-control event. Instead, a second trigger of either a material reduction in base pay or loss of employment other than for cause must occur upon a change in control in order for vesting to accelerate.

•	Effective January 1, 2014, as a result of the Company’s overall retirement benefit change, the Supplemental Executive Retirement Plan benefit was reduced from 9% to 5% of eligible earnings.

•	Also effective January 1, 2014, as a result of the Company’s recent retirement benefit changes, no additional credits will be provided to Mr. Davis under the Executive Supplemental Savings Agreement.

We urge shareholders to read the “Compensation Discussion and Analysis”, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation of our NEOs. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our NEOs reported in this proxy statement has contributed to the Company’s recent and long-term success.

In 2013, 2012, and 2011, shareholders approved the compensation of our NEOs with FOR votes of over 95.8%, 97.0%, and 97.0%, respectively, of the votes cast. This year, we once again are asking shareholders to approve the following advisory resolution:

RESOLVED, that the shareholders of First Financial Bancorp approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the proxy statement for the Company’s 2014 Annual Meeting of Shareholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. In response to our shareholder vote in 2011, we are currently conducting a “say-on-pay” advisory vote on an annual basis.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

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PROPOSAL 5 — ADJOURNMENT OF THE ANNUAL MEETING

At the Annual Meeting, if the Board determines it is necessary to adjourn the meeting, we intend to move to adjourn the Annual Meeting. For example, if the number of shares represented and voting in favor of the proposal to amend the Articles of Incorporation is insufficient to adopt that proposal, our Board may make such a determination in order to enable the Company to solicit additional votes with respect to that proposal. If the Board determines it is necessary to adjourn the Annual Meeting, we may ask our shareholders to vote only on those proposals that have a sufficient number of votes to be adopted, and not on those proposals that lack sufficient votes.

In this proposal we are asking you to authorize the holder of any proxy solicited by the Company to vote in favor the proposal to adjourn the Annual Meeting to another time and place. If the shareholders approve the proposal to adjourn the Annual Meeting, we could adjourn the meeting, as well as any adjourned session of the meeting, and use the additional time to solicit additional votes. We may solicit votes from shareholders that have previously voted. The approval of the proposal to adjourn the Annual meeting could mean that, even if we received proxies representing a sufficient number of votes against the proposal to adopt the amendment to the Articles of Incorporation to defeat that proposal, we could adjourn the Annual Meeting without a vote on the proposal to amend the Articles of Incorporation and seek to convince the holders of those shares to change their votes to votes in favor of the proposal to amend the Articles of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADJOURNMENT OF THE ANNUAL MEETING.

CORPORATE GOVERNANCE

General

The business and affairs of the Company are managed under the direction of the Board. Members of the Board are kept informed through discussions with the President and the Company’s other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. All members of the Board also served as directors of the Company’s subsidiary bank, First Financial Bank, N.A.

Board Leadership Structure – Non-Employee Chair

The Board is led by a non-executive Chair. The current Chairman of the Board, Murph Knapke, who is an independent director, presides over each board meeting and performs such other duties as may be incident to the office. Although our corporate documents would allow our Chair to hold the position of Chief Executive Officer, our Corporate Governance Principles provides that these two positions at First Financial Bancorp must be separate. Your Board believes this separation allows our Chair to provide additional independent oversight of management. The offices of the Chair and Chief Executive Officer at the Company have been separate since 1997.

The Board’s Role in Risk Oversight

Assessing and managing risk is the responsibility of management of First Financial. Our Board, with the assistance of the Risk Committee and other Board committees as discussed below, reviews and oversees our Enterprise Risk Management (“ERM”) program, which is an enterprise-wide program designed to enable effective and efficient identification and management of critical enterprise risks and to facilitate the incorporation of risk consideration into decision-making. The ERM program was established to clearly define risk management roles and responsibilities, bring together senior management to discuss risk, and promote visibility and constructive dialogue around risk at all levels of the organization. The Company’s risk governance structure starts with each line of business being responsible for managing its own risks. In addition, the Board and executive management have appointed a Chief Risk Officer to support the risk-oversight responsibilities of the Board and its committees and to involve management in risk management by establishing committees comprised of management personnel who are assigned responsibility for oversight of particular risk areas in the organization. An Enterprise Risk Management Committee (“ERMC”) comprised of senior management is the senior most focal point within our Company to monitor, evaluate and recommend comprehensive policies and solutions to deal with all aspects of risk and to assess the adequacy of any risk remediation plans in the Company’s businesses. Currently reporting up to the ERMC are various risk-related committees whose members are comprised of lines of business, risk management and senior officers. The Chief Risk Officer provides the Board with a quarterly risk profile of the Company, as well as a report on the risk exposure of the Company from the viewpoint of the ERMC. Under the ERM program, management develops a holistic portfolio of Company enterprise risks by facilitating business and function risk assessments, performing targeted risk assessments and incorporating information regarding specific categories of risk gathered from various internal Company operations. Management then develops risk response plans for risks categorized as needing management focus and response and monitors other identified risk focus areas. Management provides regular reports on the risk portfolio and risk response and monitoring efforts to the ERMC and to the Risk Committee.

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Our Board assumes a significant oversight role in risk management both through its actions as a whole and through its committees.

•	The Corporate Governance and Nominating Committee (“CGNC”) oversees our corporate governance functions. The Governance Committee’s role and its relationship with the Board are more fully described under “Meetings of the Board of Directors and Committees of the Board – Board Committees – Corporate Governance and Nominating Committee.”

•	The Compensation Committee evaluates, with our senior officers, risks posed by our incentive compensation programs and seeks to limit any unnecessary or excessive risks these programs may pose to us, in order to avoid programs that might encourage such risks. The Compensation Committee’s role and its relationship with the Board are more fully described under “Meetings of the Board of Directors and Committees of the Board – Board Committees – Compensation Committee” and “Compensation Committee Report.”

•	The Audit Committee reviews our internal control systems to manage and monitor financial reporting and accounting risk with management and our internal audit department. The Audit Committee’s role and its relationship with the Board are more fully described under “Meetings of the Board of Directors and Committees of the Board – Board Committees – Audit Committee.”

•	The Risk Committee assists the Board in overseeing enterprise-wide risks, including credit, market, operational, technology, regulatory, legal risk, strategic and reputation risks. The Risk Committee’s role and its relationship with the Board regarding risk oversight are more fully described under “Meetings of the Board of Directors and Committees of the Board – Board Committees - Risk Committee.”

•	The M&A/Capital Markets Committee oversees the Company’s capital markets, treasury and capital planning activities. This committee’s role and relationship with the board are more fully described under “Committees of the Board – M&A/Capital Markets Committee.”

Select members of management attend all Board meetings (other than executive sessions) and are available for questions regarding particular areas of risk. While each of these committees is responsible for evaluating certain risks and overseeing the management of these risks, the entire Board is regularly informed through committee reports about such risks.

Director Independence

The Board has determined that all directors, other than our CEO, Claude E. Davis, are independent directors. To assist it in making determinations of independence, the Board has concluded that the following relationships are immaterial and that a director whose only relationships with the Company and its affiliates fall within these categories is independent:

•	A loan made by First Financial Bank to a director, his or her immediate family or an entity affiliated with a director or his or her immediate family, or a loan personally guaranteed by such persons if such loan (i) complies with federal regulations on insider loans, where applicable; and (ii) is not classified by the bank’s credit committee or by any bank regulatory agency which supervised the bank as substandard, doubtful or loss;

•	A deposit, trust, insurance brokerage, investment advisory, securities brokerage or similar client relationship between First Financial Bank or its subsidiaries and a director, his or her immediate family or an affiliate of his or her immediate family if such relationship is on customary and usual market terms and conditions;

•	The employment by the Company or its subsidiaries of any immediate family member of the director if the employee serves below the level of a senior vice president;

•	Purchases of goods or services by the Company or any of its subsidiaries from a business in which a director or his or her spouse or minor children is a partner, shareholder or officer, if the director, his or her spouse and minor children own five (5%) percent or less of the equity interests of that business and do not serve as an executive officer of the business; or

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•	Purchases of goods or services by the Company, or any of its subsidiaries, from a director or a business in which the director or his or her spouse or minor children is a partner, shareholder or officer if the annual aggregate purchases of goods or services from the director, his or her spouse or minor children or such business in the last calendar year does not exceed the greater of either $200,000 or 5% of the gross revenues of the business.

Pursuant to its charter, the Audit Committee reviews and ratifies all related party transactions. Any loans to a director or a related interest are approved by the Board in accordance with banking laws. For a discussion of such relationships, see “—Other Business Relationships.”

Transactions with Related Parties / Other Business Relationships

Pursuant to an amendment to the Corporate Governance Principles adopted by the Board in 2011, and revised in January 2014, no director shall perform professional services for the Company or its affiliates in a manner that interferes with that director’s independence under the NASDAQ rules. Such prohibition shall apply to such services provided (1) directly by the director (or an immediate family member) or (2) where the director (or an immediate family member) is affiliated with the organization that provides the professional services to the Company. This prohibition shall not apply to professional services that are provided by the director to clients of the Company (or its affiliates) where the Company (or its affiliates) has not given instruction that the service be provided by the director and the Company (or its affiliates) is not the party responsible for payment for the professional services. Professional services can be characterized as advisory in nature, generally involves access to sensitive company information or to strategic decision-making, and typically have a commission- or fee-based payment structure. For the purposes of these Principles, professional services generally include, but are not limited to the following: investment services; insurance services; accounting/auditing services; consulting services; marketing services; legal services; property management services; realtor services; lobbying services; executive search services; and IT consulting services. This prohibition does not apply to services initiated prior to January 1, 2011.

Corinne R. Finnerty, a director of the Company, is a shareholder and an officer of McConnell Finnerty PC, which has been retained by First Financial Bank, N.A. and previous Company bank subsidiaries during the prior fiscal year and the current fiscal year. During 2013, the Company’s subsidiaries paid the firm approximately $3,564 in legal fees and reimbursable expenses (excludes court costs, recording fees, etc.). The Board has determined that these payments, which are below the applicable limits established by the rules of the NASDAQ, do not affect Ms. Finnerty’s status as an independent director. Pursuant to policies adopted by the Board (discussed in the following paragraph), Ms. Finnerty’s firm has not accepted any new matters from the Company since 2011.

Indebtedness of Directors and Management

Some of the officers and directors of the Company and the companies with which they are associated are clients of First Financial Bank. The loans to such officers and directors and the companies with which they are associated (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest and nature of collateral, as those prevailing at the time for comparable transactions with other persons and (c) did not involve more than the normal risk of collectability or present other unfavorable features.

First Financial Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with directors, officers, principal shareholders and their associates on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. We do not consider normal, arms-length credit relationships entered into in the ordinary course of business, and consistent with applicable federal banking regulations, to interfere with a director’s independence.

Board Self-Assessment

The Board conducts a self-assessment annually, which our CGNC reviews and discusses with the Board. In addition, each of the committees of the Board is expected to conduct periodic self-assessments.

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Director Education

The Board recognizes the importance of its members keeping current on Company and industry issues and their responsibilities as directors. All new directors attend orientation training soon after being elected to the Board. Also, the Board encourages attendance at continuing education programs for Board members, which may include internal strategy or topical meetings, third-party presentations, and externally-offered programs.

Nominating Procedures

It is the CGNC’s policy that it will consider director candidates recommended by shareholders in accordance with the procedures outlined in the Company’s Regulations. Under those procedures, shareholders who wish to nominate individuals for election as directors must provide:

•	The name and address of the shareholder making the nomination and the name and address of the proposed nominee;
•	The age and principal occupation or employment of the proposed nominee;
•	The number of common shares of the Company beneficially owned by the proposed nominee;
•	A representation that the shareholder making the nomination:

-  is a holder of record of shares entitled to vote at the meeting, and

-  intends to appear in person or by proxy at the meeting to make the nomination;

•	A description of all arrangements or understandings between the shareholder making the nomination and the proposed nominee;
•	Any additional information regarding the proposed nominee required by the proxy rules of the Securities and Exchange Commission (the “SEC”) to be included in a proxy statement if the proposed nominee has been nominated by the Company’s Board; and
•	The consent of the proposed nominee to serve as a director if elected.

In order to be recommended for a position on the Board by the committee, a proposed nominee must, at a minimum, (i) be able to comply with the Company’s Corporate Governance Principles, and (ii) through a combination of experience and education have the skills necessary to make an effective contribution to the Board. In accordance with the Company’s Regulations, no one may be elected to the Board after reaching his or her seventieth birthday.

In connection with next year’s Annual Meeting of Shareholders, the committee will consider director nominees recommended by shareholders provided that notice of a proposed nomination is received by the Company no later than February 26, 2015, as provided in the Company’s Regulations. Notice of a proposed nomination must include the information outlined above and should be sent to First Financial Bancorp, Attention: Anthony M. Stollings, Secretary, 255 E. Fifth Street, Suite 2900, Cincinnati, OH 45202.

Director Qualifications/Diversity

The CGNC identifies nominees for director through recommendations by shareholders and through its own search efforts, which may include the use of external search firms. The committee evaluates nominees for director based upon criteria established by the committee and applies the same evaluation process to all director nominees regardless of whether the nominee is recommended by a shareholder. The criteria evaluated by the committee include, among other things, the candidate’s judgment, integrity, leadership ability, business experience and ability to contribute to board member diversity (including, but not limited to gender, race, and ethnicity, as well as experience, geography, qualifications, attributes and skills) in a wide variety of areas. Although our Corporate Governance Principles discuss its importance, we have not established a particular policy regarding the consideration of diversity in identifying director nominees. However, the CGNC recognizes that racial and gender diversity of the Board is an important part of its analysis as to whether the Board constitutes a body that possesses a variety of complementary skills and experiences. The committee also considers whether the candidate meets independence standards, is “financially literate” or a “financial expert,” is available to serve, and is not subject to any disqualifying factor. No one individual trait is given particular weight in the decision process. We believe each of the Company’s directors and director nominees possess the personal characteristics needed for the responsibilities as a director.

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Share Ownership Guidelines

The Company requires directors to own First Financial stock equal to at least three times the director’s annual retainer within three years of first becoming a director of the Company. All directors who have been non-employee directors for at least three years are in compliance with this requirement. The Company recently revised the guidelines for directors to include 4,000 shares or three times the annual retainer whichever is less. This revision to the guidelines was in effect on the date of the 2012 shareholder meeting. The Company also implemented stock ownership and retention guidelines for its NEOs. For NEO ownership and retention guidelines, see “Compensation Discussion and Analysis – Other Guidelines and Procedures Affecting Executive Compensation – Share Ownership and Share Retention Guidelines.”

Director Change in Status

In the event of a change in the principal occupation, business association or residence of a director, such director shall submit his/her resignation to the Chair of the CGNC. The CGNC shall determine if it is in the best interest of the Company to accept the resignation or to allow for such director to continue serving as a member of the Board.

Other Directorships and Committee Memberships

To preserve independence and to avoid conflicts of interest, directors are to limit the number of other public company boards on which they serve to three or fewer. Directors are to advise the Chairman of the Board and the Chair of the CGNC before accepting an invitation to serve on another public company board. Members of the Audit and Compensation Committees are discouraged from serving on a number of similar committees of other public companies that would affect their ability to function effectively on the Boards and their committees. In addition:

•	The CEO is limited to serving on the boards of no more than two additional public companies; and
•	Absent prior approval by the CGNC, all Board members are expected to limit their board membership on non-public/charitable organizations to no more than five.

Codes of Conduct and Ethics and Corporate Governance Principles

We have adopted a Code of Conduct which applies to all First Financial (including subsidiaries) directors, officers and employees. The code governs the actions and working relationships of First Financial employees, officers and directors. The code addresses, among other items, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of corporate assets and compliance with laws, rules and regulations and encourages the reporting of any illegal or unethical behavior. All newly hired employees are required to certify that they have reviewed and understand this code. In addition, each year all other employees receive training and are asked to affirmatively acknowledge their obligation to follow this code.

We also maintain a Code of Ethics for Senior Financial Officers which addresses some of the same issues as the Code of Conduct such as the importance of honesty, integrity and confidentiality, but establishes specific standards related to financial controls and reporting for Senior Financial Officers of First Financial. We will disclose any substantive amendments to or waiver from provisions of the code made with respect to the Chief Executive Officer, principal financial officer or principal accounting officer on our website.

We have also adopted Corporate Governance Principles, which are intended to provide guidelines for the governance of First Financial by the Board and its committees. The Corporate Governance Principles cover, among other issues, executive sessions of the Board, director qualifications, director responsibility, director independence, voting for directors, limitations on other boards, continuing education for members of the Board and internal performance evaluations.

These documents are available within the Investor Relations section of our website at www.bankatfirst.com/investor under the “Corporate Governance” link.

Whistleblower Procedures

The Audit Committee and the Board have approved procedures for the receipt, retention and treatment of reports or complaints to the Audit Committee regarding accounting, internal accounting controls, auditing matters and legal or regulatory matters. There are also procedures for the submission by the Company or affiliate associates of confidential, anonymous reports to the Audit Committee of concerns regarding questionable accounting or auditing matters.

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Succession Planning

In light of the critical importance of executive leadership to First Financial’s success, we have instituted an annual succession planning process, which is guided by the CGNC. The process started first for our CEO and has been developed for the CEO’s direct reports and has been implemented enterprise-wide for senior-level managers. Management regularly identifies high potential executives for additional responsibilities, new positions, promotions or similar assignments to expose them to diverse operations within the Company, with the goal of developing well-rounded and experienced senior leaders. As part of the annual process, the CEO and the Talent Management Department collaborate with the CGNC to prepare succession and management development and review. The CGNC reports to the full Board on its findings and the Board deliberates in executive session on the CEO succession plan.

Policy on Majority Voting

Although the Articles and Regulations provide that director nominees who receive the greatest number of shareholder votes are automatically elected to the Board, the Board has adopted a policy on majority voting for the election of directors in our Corporate Governance Principles. You can view these within the Corporate Governance section of our website at www.bankatfirst.com/investor. The policy requires nominees who receive a greater number of votes “withheld” from his or her election than votes “for” his or her election to tender his or her written resignation to the CGNC for consideration by the committee following the certification of the shareholder vote. This requirement applies only in an uncontested election of directors, which is an election in which the only nominees are persons nominated by the Board.

Upon its receipt of a resignation from a director who has not received the requisite shareholder vote, the CGNC will then consider such resignation and make a recommendation to the Board concerning whether to accept or reject such resignation. In determining its recommendation to the Board, the committee will consider all factors deemed relevant by members of the committee, including, the stated reason or reasons why shareholders who cast “withhold” votes for the director did so, the qualifications of the director (including, for example, whether the director serves on the Audit Committee of the Board as an “audit committee financial expert” and whether there are one or more other directors qualified, eligible and available to serve on such committee in such capacity), and whether the director’s resignation from the Board would be in the best interest of First Financial and its shareholders.

The CGNC also will consider a range of possible alternatives concerning the director’s tendered resignation as the members of the committee deem appropriate, including acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the committee to have substantially resulted in the “withheld” votes. The Board will take formal action on the committee’s recommendation no later than 90 days following the certification of the shareholder vote. In considering the committee’s recommendation, the Board will consider the information, factors and alternatives considered by the committee and such additional information, factors and alternatives as the Board deems relevant. We will publicly disclose, in a Form 8-K filed with the SEC, the Board’s decision, together with a full explanation of the process by which the Board made its decision and, if applicable, the Board’s reason or reasons for rejecting the tendered resignation within four business days after the Board makes its decision.

Communicating with the Board of Directors

The Board has established a process by which shareholders may communicate with the Board. Shareholders may send communications to the Company’s Board or to individual directors by writing to:

Attn: Board of Directors (or name of individual director)

First Financial Bancorp

255 E. Fifth Street, Suite 2900

Cincinnati, OH 45202

Letters mailed to this address will be received by the director who serves as Chair of the Audit Committee or the director who serves as Chair of the Corporate Governance and Nominating Committee, as alternate. A letter addressed to an individual director will be forwarded unopened to that director by the Chair of the Audit Committee.

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Information regarding this process is also available within the Investor Relations section of our website at www.bankatfirst.com/investor under the “Corporate Governance” link. For questions regarding this process, shareholders may contact the Company’s Secretary, Anthony M. Stollings, at First Financial Bancorp, 255 E. Fifth Street, Suite 2900, Cincinnati, OH 45202.

Meetings of the Board of Directors and Committees of the Board

Board Meetings

During the last fiscal year, the Board held eight regularly scheduled meetings. The Board of Directors believes that it is important for directors to participate in scheduled board and committee meetings and to attend the Annual Meeting. Directors who participate in fewer than 75% of scheduled board and committee meetings, or who do not attend the Annual Meeting, unless excused by the Board, are subject to not being re-nominated to the Board. During 2013, all of the incumbent nominees attended more than 75% of the scheduled meetings. All twelve of the Company’s directors attended the 2013 Annual Meeting.

Executive Sessions of Non-Management Directors

The independent directors meet in regularly scheduled meetings at which only the independent directors are present. During 2013, the independent directors held seven such meetings.

Board Committees

The Board has the following standing Committees: Audit, Compensation, Corporate Governance and Nominating, M&A/Capital Markets and Risk. Other committees are formed as needed.

Corporate Governance and Nominating Committee. The CGNC reports to the Board on corporate governance matters, including the evaluation of the Board and its committees and the recommendation of appropriate board committee structures and membership. The committee also establishes procedures for the director nomination process and recommends director nominees for Board approval. Furthermore, the committee oversees and monitors the CEO and other executive succession. The committee is comprised of the following directors, each of whom satisfies the definition of independence for Nominating Committee members under the rules of the NASDAQ and the SEC: J. Wickliffe Ach (Chair), Cynthia O. Booth, Corinne R. Finnerty and Richard E. Olszewski. The Committee held four meetings during 2013.

Compensation Committee. The Compensation Committee’s primary responsibilities include:

•	Determining and approving the compensation of the CEO and each executive officer of the Company as determined pursuant to Rule 16a-1(f) under the Securities Exchange Act of 1934;

•	Evaluating the performance of the Company’s CEO for all elements of compensation and other executive officers with respect to incentive goals and objectives approved by the committee and then approving all executive officers’ compensation based on those evaluations and other individual performance evaluations provided to the committee;

•	Reviewing and evaluating all equity and benefit plans of the Company in accordance with applicable laws, rules and regulations;

•	Overseeing the preparation of the compensation discussion and analysis and recommending to the full Board its inclusion in the annual proxy statement in accordance with applicable laws, rules and regulations;

•	Annually reviewing the executive incentive compensation arrangements to see that such arrangements do not encourage such officers to take unnecessary and excessive risks that threaten the value of the Company; and

•	Recommending to the Board compensation for directors.

The committee has the authority to retain compensation consultants and other independent advisors to assist in the evaluation of director and executive compensation. During 2013, the committee utilized the services of an independent compensation consultant.

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The Compensation Committee is comprised of the following directors, each of whom satisfies the definition of independence for Compensation Committee members under the rules of the NASDAQ and the SEC: Susan L. Knust (Chair), J. Wickliffe Ach, David S. Barker, and William J. Kramer. The Compensation Committee held four meetings during 2013.

Audit Committee. The Audit Committee oversees the audit functions of the Company and First Financial Bank, N.A. The committee is responsible for overseeing the Company’s accounting and financial reporting processes, the external auditors’ qualifications and independence, the performance of the Company’s internal audit function and the external auditors, and the Company’s compliance with applicable legal and regulatory requirements. The committee is comprised of the following directors, each of whom satisfies the definition of independence for Audit Committee members under the rules of the NASDAQ and the SEC: William J. Kramer (Chair), David S. Barker, Donald M. Cisle, Sr., and Maribeth S. Rahe. The Board has determined William J. Kramer is an Audit Committee financial expert serving on the Audit Committee. The Audit Committee held nine meetings during 2013.

Risk Committee. The Risk Committee oversees enterprise-wide risks, including interest rate, credit, reputation, strategic, technology, operational, legal, regulatory, governance, reputation, market, liquidity, and reporting risks. To the extent it deems necessary or appropriate, the Risk Committee carries out the following responsibilities, among others:

•	Review and approve significant risk assessment and risk management policies, and develop and implement additional policies relating to risk assessment and risk management;

•	Consider and provide advice to the Board, when appropriate on the risk impact of any strategic decision that the Board may be contemplating, including considering whether any strategic decision is within the risk tolerance established for the Company and its individual business units;

•	Consult with the Chief Risk Officer regarding credit and other risks, as appropriate;

•	Consult with the Audit and Compensation Committees regarding financial and compensation risks, as appropriate; and

•	Engage our management in ongoing risk appetite discussions as conditions and circumstances change and new opportunities arise.

The Risk Committee is comprised of the following directors, each of whom satisfies the definition of independence for Risk Committee members under the rules of the NASDAQ and SEC: Richard E. Olszewski (Chair), Cynthia O. Booth, Mark A. Collar, and Corrine R. Finnerty. The Risk Committee held four meetings during 2013.

M&A/Capital Markets Committee. This committee is responsible for oversight of the Company’s capital markets, treasury and capital planning activities. This committee is comprised of the following directors, each of whom satisfies the definition of independence under the rules of the NASDAQ and SEC: Murph Knapke (Chair), David S. Barker, Mark A. Collar, William J. Kramer and Maribeth S. Rahe. The Committee held six meetings during 2013.

Availability of Committee Charters. The Corporate Governance and Nominating, Compensation, Risk, Audit, and M&A/Capital Markets Committees operate pursuant to separate written charters. Each committee reviews the charter at least annually. Copies of the Corporate Governance and Nominating, Compensation, Risk, and Audit committee charters are available within the Investor Relations section of our website at www.bankatfirst.com/investor under the “Corporate Governance” link. The information contained on the website is not incorporated by reference or otherwise considered a part of this document.

BOARD COMPENSATION FOR FISCAL 2013

The Compensation Committee reviews the individual components and total amount of director compensation at least annually. The Compensation Committee will recommend changes in director compensation to the Board aided by its review of competitive pay data for non-employee directors of financial services companies in the Company’s Peer Group (See “Compensation Discussion and Analysis”). It may recommend changes to director compensation more or less frequently based on its analysis of this competitive data. The Compensation Committee uses the same Peer Group for this purpose as used by the committee to determine competitive pay for NEOs. See “External Benchmarks” in the Compensation Discussion and Analysis (or “CD&A”). The Compensation Committee has retained Towers Watson to act as the committee’s independent compensation consultant. Our director compensation is designed to align the Board with our shareholders, and to attract, motivate, and retain high performing members critical to the Company’s success.

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Name	Fees Earned or Paid in Cash ($) (1) (2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
J. Wickliffe Ach	$46,750	$26,001	$3,226	75,977
David S. Barker	36,500	26,001	1,439	63,940
Cynthia O. Booth	30,500	26,001	1,439	57,940
Donald M. Cisle, Sr.	41,375	26,001	3,226	70,602
Mark A. Collar	32,750	26,001	1,439	60,190
Corinne R. Finnerty	30,500	26,001	3,226	59,727
Murph Knapke	67,500	28,505	1,439	97,444
Susan L. Knust	41,625	26,001	1,439	69,065
William J. Kramer	47,250	26,001	1,439	74,690
Richard E. Olszewski	38,000	26,001	3,226	67,227
Maribeth S. Rahe	35,750	26,001	1,439	63,190

(1)	Includes retainers, board and committee attendance fees and retainers for committee chairs for both First Financial Bancorp and First Financial Bank.

(2)	Pursuant to the Company’s Director Fee Stock Plan, directors may elect to have all or any part of the annual retainer fee paid in the Company’s common shares. See also “- Director Stock Fee Plan” below. This column includes fees used to purchase shares under such plan as follows:

Name	Amount of Fees Used to Purchase Common Shares
J. Wickliffe Ach	$6,500
David S. Barker	26,000
Cynthia O. Booth	15,600
Mark A. Collar	2,600
Corinne R. Finnerty	10,400
Murph Knapke	13,000
Susan L. Knust	13,000
William J. Kramer	6,500
Richard E. Olszewski	17,342
Maribeth S. Rahe	26,000

(3)	Total value is computed utilizing the grant date market value for restricted stock awards. See Note 19—Stock Options and Awards of the Company’s Annual Report on Form 10-K for additional information on valuation methodology. Based on the closing price of First Financial’s common shares as of the date of grant (May 28, 2013) of $16.05 per share, each director received 1,620 shares, with the exception of Mr. Knapke, who received an additional 156 shares as the chairperson of the First Financial Bancorp Board of Directors. All shares vest on May 28, 2014. Dividends on unvested restricted stock are held in escrow and only paid upon vesting of the shares. See “Director Fee Stock Plan.”

(4)	Includes dividends paid on unvested restricted stock awards (with respect to stock grants made prior to 2010 and accrued dividends paid on restricted stock vesting in 2013.

Board/Committee Fees

Effective July 23, 2012, board meeting fees were eliminated and the non-employee directors of the Company and First Financial Bank received (a) annual retainers of $13,000 and $13,000, respectively. In addition, committee chairs of the Corporate Governance/Nominating and Risk Committee and Trust Committee receive annual retainers of $7,500; however, the Chairs of the Audit and the Compensation Committee receive a $10,000 annual retainer. These chair retainers are to recognize the extensive time that is devoted to committee matters including meetings with management, auditors, attorneys and consultants, and preparing committee agendas. Furthermore, the Chair and Vice Chair of the Company receive additional annual retainers of $40,000 and $7,500 annually, respectively. Director fees are paid quarterly.

Director Stock Plans

In 2009, First Financial’s shareholders approved the 2009 Non-Employee Director Stock Plan and in 2012 approved amendments to the plan. In 2013, each non-employee director received $26,000 in value of restricted stock which vests one year from the date of grant. The Chair of the Company received an additional $2,500 in value of restricted stock which also vests one year from the date of grant. All dividends on such restricted stock accrue and are paid at the time the restricted stock vests. Grants to non-employee directors are made on the date of the Annual Meeting based on the closing price of the Company’s common shares that day.

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In addition, shares reserved under the 2012 Stock Plan also are available for grant to directors once shares from the 2009 Non-Employee Director Stock Plan are depleted.

Stock Grants to Nominee Directors

In the event that the eleven nominees, currently serving as non-executive directors, are re-elected to the Board, each of these directors will receive a grant of $26,000 of restricted stock from the 2009 Non-Employee Director Stock Plan. At April 2, 2014, the closing price of our common shares was $[________] per share, which would equate to a grant of approximately [_____] restricted shares each. In addition, the Chair of the Company will receive $2,500 in value of restricted stock. All restricted stock grants will vest one year from the date of grant and all dividends on such restricted stock will accrue and be paid at the same time as the restricted stock vests.

Director Fee Stock Plan

Each year, directors are given the opportunity to have all or a portion of their board fees invested in the Company’s common shares. Elections are made once a year. Shares are purchased on the open market by an independent broker dealer after the payment of the quarterly board fees.

Reimbursement

Directors are entitled to reimbursement of their reasonable travel expenses for attending Board and committee meetings. Claude E. Davis, who is also an employee of the Company, did not receive any additional fees for serving on the Board and therefore has been omitted from the table. For a discussion of Mr. Davis’s compensation, see “Executive Compensation.”

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the CD&A below. Based on this review and these discussions, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

Members of the Compensation Committee:

Susan L. Knust, Chair
J. Wickliffe Ach
David S. Barker
William J. Kramer

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

This CD&A describes and explains the material elements of 2013 compensation for the six executive officers named in the Summary Compensation Table. We also provide an overview of our executive compensation philosophy and our executive compensation program. In addition we explain how and why the Compensation Committee of our Board arrived at specific compensation policies and decisions involving the NEOs who are listed below:

Claude E. Davis, President and Chief Executive Officer

Anthony M. Stollings, Executive Vice President, Chief Financial Officer and Chief Administrative Officer

Richard S. Barbercheck, Executive Vice President and Chief Credit Officer[1]

Kevin T. Langford, President Consumer Banking, and President Western Markets

C. Douglas Lefferson, President Commercial Banking and Wealth Management, and President Eastern Markets

J. Franklin Hall, Former Chief Financial Officer

[1]	Mr. Barbercheck has been identified as a NEO effective as of the date of the Proxy Statement and, as such, his compensation for 2013 was not reviewed by the Compensation Committee.

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You should read this section of the proxy statement in conjunction with the advisory vote that we are conducting on the compensation of our NEOs (see Proposal 4 – Advisory (Non-Binding) Resolution on Executive Compensation). This CD&A contains information that is important to your voting decision.

Introduction

The banking industry faced another challenging economic environment in 2013 with continued high U.S. unemployment; a historically low interest rate environment and moderate economic growth. The regulatory landscape continued to evolve with multiple outcomes stemming from the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act. Despite these challenges, First Financial extended its profitability for a 93rd consecutive quarter. The bank effectively executed on its announced efficiency initiative and delivered 100% of the targeted $17.1 million in expense savings ahead of schedule. In December 2013, the Company announced two strategic acquisitions in the Columbus, Ohio market and, in early 2014, announced the hiring of strong commercial and residential mortgage lending teams in Ft. Wayne, Indiana—two markets previously identified as presenting strong prospects for future growth.

2013 Business Highlights

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Earnings for 2013 were impacted by two significant, one-time items that were not indicative of normal business operations, and therefore should be highlighted in the context of actual operating results:

1)     A $22.4 million pre-tax non-cash valuation adjustment on its FDIC indemnification asset as disclosed by the Company on January 22, 2014 which was primarily the result of improvement in future expected cash flows on loans covered by a loss sharing arrangement with the FDIC, a meaningful decline in loss claims filed with the FDIC, higher reimbursements to the FDIC related to positive asset resolutions in recent periods and the significantly shorter remaining life of the indemnification asset in comparison to the weighted average life of the related loans covered by the loss sharing arrangement with the FDIC.

2)     Additionally, the Company incurred pre-tax pension settlement charges of $6.17 million resulting from employee-driven activity

•	Return on assets of 0.77%; 1.04% as adjusted for the two items described above compared to the KBW Regional Bank Index Component company median of 0.97%
•	Return on equity of 6.89%; 9.32% as adjusted for the two items described above compared to the KBW Regional Bank Index Component company median of 8.35%
•	Total uncovered loan growth of $326.6 million, or 10.3%, during the year
•	Total nonperforming loans declined $23.2 million, or 30.6%, during the year
•	Maintained a strong capital position and continued the dividend payout of 100% of quarterly earnings through 2013
•	The repurchase of 750,145 shares coupled with the payment of regular and variable dividends paid resulted in 151.4% of 2013 full year net income returned to shareholders
•	Five-year total return to shareholders exceeds that of the KBW Regional Bank Index (which are peers with respect to the short-term incentive plan or “STIP”)(See “Pay for Performance” discussion below)

For a detailed discussion of our overall performance in 2013, we refer you to our 2013 Annual Report available on our website at www.bankatfirst.com/investor. To request a copy, see “Annual Report” on the last page of this proxy statement.

2013 Executive Compensation Highlights

•	On January 18, 2013, Mr. Stollings, EVP and Chief Risk Officer also became Chief Financial Officer of the Company. Mr. Stollings continued to serve as the Interim Chief Risk Officer until a successor was appointed on February 25, 2013.
•	Consistent with Company-wide merit practices, base salaries were increased approximately 2.94 - 3.64% for all NEOs with the exception of Mr. Stollings, whose base salary increased 15.38% as a result of his promotion to CFO.
•	There were no target incentive changes for NEOs except for Mr. Stollings, whose long-term incentive target increased from 40% to 50% as a result of his promotion to CFO.
•	One-half of Mr. Davis’ 2013 long-term incentive award (24,281 shares) was comprised of performance-based restricted stock that vests after three years only upon the attainment of certain pre-determined performance measures (generally total shareholder return and return on assets). In order to achieve target payout, performance at the 60th percentile of peers or better must be achieved.
•	All other 2013 long-term incentive awards were awarded in restricted shares that vest over a three-year period with an added requirement for NEOs that 50% of after-tax vested shares must be held for two years following vesting.

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•	The committee approved several changes to the short-term incentive plan at the beginning of the 2013 plan year:
•	To simplify the plan design and lessen redundancy, the number of performance measures for the short-term incentive plan was reduced from six to three equally weighted measures (return on assets, earnings per share growth and efficiency ratio).
•	The duration of the performance measurement period for executive management participants was changed to mirror that of all other plan participants from 36 months to 12 months to mitigate payout disparities between the two categories of participants.
•	On August 20, 2013, Mr. Stollings also assumed the role of Chief Administrative Officer in addition to his Chief Financial Officer duties. The role of President for First Financial Bank, N.A. was divided among each line of business leader resulting in the designation of Mr. Lefferson as President, Commercial Banking & Wealth Management, Mr. Langford as President, Consumer Banking, and Jill Stanton as President, Mortgage Banking.
•	The committee approved base salary increases of 12.28% for both Messrs. Stollings and Langford on September 12, 2013 as a result of their increased responsibilities.
•	The committee decided to limit future employment agreements with NEOs only to the CEO and CFO. As such, the Company entered into an employment agreement with Mr. Stollings and a severance and change-in-control agreement with Mr. Langford on November 1, 2013.
•	The committee approved the Company’s 2013 Short-Term Incentive Plan payout at 50.6% of target for all participants except the CEO. The non-CEO payout was based on results excluding the $22.4 million valuation adjustment on the FDIC indemnification asset as disclosed by the Company on January 22, 2014. Mr. Davis recommended to the Committee that his payout follow the plan formula as originally designed with no discretionary adjustments which resulted in a 0% payout for the CEO.
•	Towers Watson was retained by the committee to provide general executive compensation consulting services.

2013 Corporate Governance Highlights

•	Received 95.8% support for 2013 Advisory Vote on Executive Compensation (“Say on Pay”).
•	Continued to inventory all incentive compensation plans and evaluate these plans for excessive risk.
•	The Compensation Committee charter was revised to comply with recent updates to NASDAQ listing standards pertaining to the review of consultant independence and annual review of the committee’s charter.

Committee Actions for 2014

The design of the executive compensation program is reviewed annually by the Company and the committee to ensure the program continues to support the Company’s compensation philosophy and strategic business objectives. During the most recent review, the Company identified opportunities to more closely align the program with the overall compensation philosophy and objectives. An overview of the material changes made for 2014 is shown below.

•	Effective January 1, 2014, the composition of the Company’s overall retirement benefit changed. As a result, the Pension and Supplemental Executive Retirement Plan benefit for NEOs and other executives was reduced from 9% to 5% of eligible earnings.
•	Also effective January 1, 2014, as a result of the Company’s recent retirement benefit changes, no additional credits will be provided to Mr. Davis under the Executive Supplemental Savings Agreement (see “Executive Supplemental Retirement Plan”).
•	Consistent with Company-wide merit practices, on March 3, 2014, the committee increased base salaries by approximately 3% for all NEOs. There were no target incentive changes for NEOs.
•	In addition to the CEO, long-term incentive awards will include a performance-based vesting feature for the following NEOs: Chief Financial Officer and Chief Administrative Officer; President, Consumer Banking and President, Western Markets; and President, Commercial Banking and Wealth Management and President, Eastern Markets (see 2013 Long-Term Incentive Plan Design and Awards”)
•	No performance based restricted stock award may be earned in the event earnings per common diluted share are below $0. This practice mirrors that of the Company’s short-term incentive plan.
•	Future long-term incentive awards will no longer contain provisions for the automatic acceleration of vesting upon a change-in-control event. Instead, a second trigger of either a material reduction in base pay or loss of employment other than for cause must occur in connection with a change in control in order for vesting to accelerate.

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Opportunity for Shareholder Feedback

The committee carefully considers feedback from our shareholders regarding our executive compensation program. Shareholders are invited to express their views to the committee as described under the heading “Communicating with the Board of Directors” in this proxy statement. In addition, the advisory vote on the compensation of the NEOs provides shareholders with an opportunity to communicate their views on our executive compensation program.

Compensation Philosophy and Objectives

The Company’s compensation philosophy is based on the following guiding principles that the Compensation Committee believes best support the overall objectives of the executive compensation program. Our executive compensation programs should:

•	Drive alignment between Company strategy, executive pay, and shareholder value creation
•	Create a clear line of sight between individual responsibilities and company objectives
•	Provide transparency around corporate goals and objectives, measures and performance outcomes
•	Incorporate simplicity, flexibility and discretion to reflect individual circumstances and changing business conditions/priorities
•	Pay for Performance
•	Align with market (peer) median for target performance and incorporate upside potential for top quartile performance
•	Differentiate pay based on performance, contribution, and value added
•	Attract, motivate, and retain key talent to deliver consistent long-term performance
•	Promote a competitive, balanced market-based total compensation package
•	Support internal equity through eligibility and target opportunities
•	Incorporate proper governance practices to prevent/mitigate inappropriate risk-taking by:
•	Encompassing a long-term focus with the ability to clawback compensation
•	Limiting upside potential via maximum payout ceilings
•	Including threshold requirement(s) before payout is made
•	Cross-functional plan design reviews and committee approval of final design and payouts

Elements and Mix of Compensation

To achieve the above-stated principles and objectives, the 2013 executive compensation program, as in prior years, consisted primarily of the following elements:

•	Base Salary. To competitively compensate for day-to-day contributions, skills, experience and expertise.

•	Annual short-term incentive compensation. To motivate and share in the rewards of the current year’s results.

•	Long-term equity incentive compensation. To motivate and share in the rewards of sustained long-term results and value creation consisting of restricted stock.

•	Non-performance based benefits. To provide for the security and protection of executives and their families, including:

•	Employment agreements (including change in control and severance);
•	Retirement and other benefits; and
•	Certain perquisites and other personal benefits

The Compensation Committee takes a holistic approach to establishing the total compensation package for its executives and each element of compensation is interdependent on the other elements. Applying the Company’s core values and drawing upon the principles and philosophy discussed above, the Compensation Committee utilizes the various elements of compensation as building blocks to construct a complete compensation package for each executive that appropriately satisfies the core design criteria of pay for performance, alignment with shareholder interests, competitiveness, and compliance with all legal and regulatory guidelines.

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The mix and the relative weighting of each compensation element reflect the competitive market and the Company’s compensation philosophy. The mix of pay may be adjusted from time to time to best support our immediate or longer-term objectives, changes in executive responsibility, as well as internal consistency.

Target compensation for each NEO is a mix of cash and long-term incentives. A substantial portion of this mix is at risk and varies based on performance. The emphasis on compensation elements related to performance is specifically intended to affect the actual level of compensation realized versus target. If the Company performs well (based on internal objectives, as well as peer group comparison) and longer-term shareholder value increases, award levels are intended to be strong. If the Company underperforms, award levels and values will be negatively impacted.

Below is a chart that reflects the mix of each element of target compensation as well as compensation at risk as percentages of target total compensation as of December 31, 2013. Compensation at risk is comprised of short and long-term incentives. Approximately 63% of our CEO’s and 47% of our other NEOs’ target compensation in 2013 were subject to performance and/or vesting requirements.

	Base Salary	Annual Short-Term Incentive	Long-Term Incentive	% of Compensation at Risk
CEO	37%	22%	41%	63%
Other NEOs (Average)	53%	20%	27%	47%

The 2013 Compensation Decision-Making Process

Three parties play an important role in establishing compensation levels for First Financial’s executive officers: (i) the Compensation Committee; (ii) senior management; and (iii) outside advisors. The sections that follow describe the role each of these parties plays in the compensation-setting process, as well as other important factors that impact compensation decisions.

Role of the Compensation Committee. The Compensation Committee has the authority to:

•	Review and approve the composition of the peer group companies used to benchmark the Company’s pay practices, target pay opportunities, establish performance goals and objectives and evaluate company performance;
•	Approve the executive compensation plan design and target structure including setting targets for incentives, using management’s internal business plan, industry and market conditions and other factors;
•	Review the performance and compensation of the CEO and specified CEO direct reports, including the named executive officers in this proxy statement, as well as other officers;
•	Determine the amount of, and approve, each element of total compensation paid to the NEOs, and the general elements of total compensation for other senior officers. The Compensation Committee reviews all components of compensation (both target and actuals) for the CEO and the other NEOs, including base salary, bonus, and long-term incentives; and
•	Define potential payments to executive officers under various termination events, including retirement, termination for cause and not for cause, and upon a change in control.

In determining the amount of NEO compensation each year, the Compensation Committee reviews competitive market data from the banking industry as a whole and the peer group specifically, as described above. It makes specific compensation decisions and awards based on such data, along with Company performance, individual performance and other circumstances as appropriate.

At meetings in early 2013, the Compensation Committee reviewed the Companys performance for the most recently completed fiscal year and the business plan for the coming year. This review considered corporate and individual performance, changes in any NEO’s responsibilities, data regarding peer practices, and other factors. In addition, the committee reviewed tally sheets prepared by management for each of the NEOs. The sheets provide a comprehensive view of the Company’s payout to each NEO, including all components of compensation, benefits and perquisites. (See also “Tally Sheets”).

Role of Executive Management in Compensation Decisions for NEOs. Throughout the year, the Compensation Committee meets with the CEO and other executive officers to solicit and obtain recommendations with respect to the Company’s compensation programs and practices. The CEO makes recommendations to the Compensation Committee as to the appropriate base salaries, annual cash incentive opportunities and stock awards, as well as threshold, target and maximum performance objectives for the NEOs other than himself. In making a recommendation for any executive officer who does not report directly to him, the CEO considers compensation recommendations made by the executive officer’s manager.

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The Company’s Talent Management Department and other members of management assist the Compensation Committee in the administration of the Company’s executive compensation program and the Company’s overall benefits program. Members of the Talent Management Department periodically make available to the Compensation Committee information regarding the value of prior long-term incentive grants and participation in the Company’s plans. This information includes: (i) accumulated gains, both realized and unrealized, under restricted stock, stock option, and other equity grants; (ii) the cost of providing each perquisite; (iii) projected payments under the Company’s retirement plans; and (iv) aggregate amounts accumulated under nonqualified deferred compensation plans. Management helps prepare the information, including the tally sheets, used by the Compensation Committee in making its decision. Towers Watson assists the Compensation Committee in making its decisions.

Management also provides the Compensation Committee with information regarding potential payments to the Company’s executive officers under various termination events, including both the dollar value of benefits that are enhanced as a result of the termination event and the total accumulated benefit, which is sometimes called the “walk-away” amount. Similar information is provided regarding the “Other Potential Post-Employment Payments” defined below (which reports only the amount that is enhanced as a result of the termination event in order to not double-count compensation that we reported in previous years).

In 2013, the CEO, Chief Talent Management Officer, and Corporate General Counsel attended committee meetings, but were not present at executive sessions when matters related to them were being decided. In addition, the Company’s Compensation Director attends committee meetings and participates in executive sessions of the committee.

The CEO participated in the portion of the Compensation Committee meeting at which compensation for the NEOs other than himself was discussed, along with Talent Management. No executive officer was part of the final deliberations and decisions impacting their own compensation. In approving compensation for 2013, the Compensation Committee considered the CEO’s recommendations for the NEOs other than himself. The Compensation Committee, in consultation with Towers Watson, made its own determinations regarding the compensation for the CEO, which were then ratified and approved by the Board.

Role of the Compensation Consultant. To assist in its efforts to meet the objectives outlined above, in 2013 the Compensation Committee retained Towers Watson to provide general executive compensation consulting services to the committee and to support management’s need for advice and counsel. This independent consultant also performs special executive compensation projects from time to time as directed by the committee and reports to the Compensation Committee Chair. Pursuant to the Compensation Committee’s charter, the Compensation Committee has the power to retain or terminate such consultant and engage other advisors.

The independent compensation consultant typically collaborates with management to obtain data, clarify information, and review preliminary recommendations prior to the time they are shared with the Compensation Committee. The consultant provides data regarding market practices and works with management to develop recommendations for changes to plan designs and policies consistent with the philosophies and objectives discussed earlier.

Fees of Compensation Consultant. As discussed earlier, in 2013, the Compensation Committee utilized Towers Watson to provide advice regarding the Company’s compensation practices for its executives and directors. Fees billed by Towers Watson in 2013 for advice and services provided to the Compensation Committee were $48,998.

During 2013, Towers Watson also provided services to our Company relating to non-executive compensation, including ad hoc compensation projects, retirement and pension plan administration, actuarial services and related disclosure requirements. Services provided to management and not the Compensation Committee were approved by management and not the Compensation Committee. Fees billed by Towers Watson in 2013 for additional services provided were $467,389. Such fees increased from 2012 as a result of services provided by Towers Watson relative to the implementation of significant changes to the Company’s retirement programs for 2014.

Upon consideration of factors pursuant to NASDAQ compensation committee independence rules, the committee has concluded that no conflict of interest exists that would prevent the outside compensation advisor from independently representing the committee. The committee’s conclusion was based on the following factors:

•	Executive compensation consulting services provided to the Compensation Committee and other consulting services provided to management were performed by separate and distinct divisions of Towers Watson;
•	The Compensation Committee’s decision to engage Towers Watson was independent of management’s engagement of Towers Watson;
•	Total fees paid in 2013 to Towers Watson were not material in the context of total revenues disclosed in the consulting firm’s most recent annual report;

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•	Towers Watson has adopted and disclosed to the committee its executive compensation consulting protocols for client engagements and the committee believes these protocols provide reasonable indications that conflicts of interest will not arise;
•	The advisor reports directly to the Compensation Committee Chair;
•	The Compensation Committee members and executive officers of the Company have no business or personal relationship with the advisor; and
•	The Compensation Committee in its discretion determines whether to retain or terminate the advisor.

External Benchmarks. In evaluating the levels of compensation, the Compensation Committee utilizes the services of Towers Watson as its outside compensation advisor. To ensure market competitiveness, Towers Watson presents benchmarking information from published surveys of financial services companies of approximately the same asset size; information from surveys representative of the broader general industry population are utilized to provide appropriate compensation benchmarks for positions that are not specific to the financial services/banking industry.

Towers Watson also provides a customized proxy analysis of similarly sized publicly-traded financial services/banking organizations designated as the Company’s peer group. Companies have historically been included in the Company’s peer group based on their relevance in terms of asset size, business model, products, services and geographic location as compared to that of the Company, as well as those the committee deems to be high performing financial institutions. With data gathered from Towers Watson and management, the committee conducts its annual peer group review to assess the continued relevance of the individual peers. It was determined that primarily due to merger and acquisition activity, 38% of the 2012 peers exceeded more than twice the Company’s asset size at December 31, 2012. As a result, for 2013, the Committee decided to remove three peers (Wintrust Financial, PrivateBancorp and IBERIABANK ) whose asset levels were beyond the relevant scope and added three new peers (Texas Capital Bancshares, Inc., Trustmark Corporation, and National Penn Bancshares, Inc.) who more closely aligned with the Company based on the peer selection criteria outlined above.

The 2013 peer group consisted of the following 16 financial services companies:

•	1st Source Corp.	•	MB Financial, Inc.	•	Texas Capital Bancshares, Inc.
•	Chemical Financial Corp.	•	National Penn Bancshares, Inc.	•	Trustmark Corporation
•	First Commonwealth Financial Corp.	•	Old National Bancorp	•	WesBanco, Inc.
•	FirstMerit Corp.	•	Park National Corporation	•	UMB Financial Corp.
•	First Merchants Corp.	•	Prosperity Bancshares, Inc.
•	First Midwest Bancorp, Inc.	•	Republic Bancorp, Inc.

The Compensation Committee considers data from these sources to benchmark the Company’s pay practices and target pay opportunities for the CEO, NEOs and the Board and to evaluate Company performance. Benchmark data is used to determine base salaries, as well as short-term and long-term incentive target opportunities for each NEO.

We believe that our market review assists us in making executive compensation decisions that are consistent with our objectives, especially those of attracting, retaining and motivating our executive officers and paying for performance. Also, because the current marketplace is the most relevant, when making annual executive compensation decisions, the Compensation Committee does not take into account an individual’s accumulated value from past compensation grants.

2014 Peer Group Changes. As mentioned above, the Compensation Committee conducts an annual peer group review to assess the continued relevance of the individual peers. It was determined that as of September 30, 2013, three of the 2013 peers (FirstMerit Corp, UMB Financial Corp, and Prosperity Bancshares, Inc.) exceeded more than twice the Company’s asset size. As a result, for 2014, the Committee decided to remove these three companies from the peer group and replace with three new peers (Community Bank System Inc., Columbia Banking System Inc. and First Busey Corp.) who more closely aligned with First Financial based on the peer selection criteria.

Company Performance. Towers Watson provides an annual pay for performance analysis using most recent proxy filings that compares the Company’s pay and performance versus the peer group. This analysis demonstrates pay and performance in various perspectives to facilitate a broad assessment of how pay relates to performance. The committee reviews and discusses this information typically in the latter half of the year and it serves as one of the many other factors described herein that the committee considers when making pay decisions for the following year.

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In determining payouts under the STIP, Company performance is also assessed across specific performance measures and a broader peer group (Component companies of the KBW Regional Bank Index) as described under “2013 Short-term Incentive Plan Design and Payout.” We believe the approach of reviewing pay and performance from multiple perspectives enables well-informed pay decisions both in terms of setting appropriate targets and determining the overall payout levels.

Shareholder Advisory Vote on Executive Compensation. At the annual meeting held on May 28, 2013, the Company’s 2012 executive compensation program received overwhelming shareholder approval with 95.8% of shareholder votes cast in favor of the Company’s “say on pay” resolution, which was a similar level of support as the previous year. The subsequent decisions made by the committee, as in prior years, carefully contemplated the substantial support shareholders consistently conveyed for our executive compensation program. The committee has and will continue to consider the Company’s “say-on-pay” vote results when making future compensation decisions. Although we did not make significant changes to our 2013 executive compensation program in light of considerable shareholder approval, the committee did modify the approach for 2014 by incorporating a performance-based vesting feature for 25% of 2014 long-term incentive awards to specified executive roles as well as a double trigger requirement in order for long-term incentive awards to vest upon a change in control. (See “Committee Actions for 2013”).

Evaluation for Excessive Risk. The following outlines the method by which the Company reviews and evaluates compensation policies and procedures to prevent unnecessary and excessive risks that could threaten the value of the Company:

•	Internal talent management, finance, legal and risk management personnel conduct an annual review of the components of the Company’s incentive plans including any proposed design changes;
•	Incentive plans undergo a risk assessment that considers specific risk factors and plan alignment with the Guidance on Sound Incentive Compensation Policies adopted by banking regulators in 2010
•	The Compensation Committee discusses annually the relationship between risk management policies and practices and compensation policies and procedures
•	To further mitigate risk, the committee has responsibility for the annual evaluation and ratification of the Company’s incentive compensation plans.

In light of the above reviews, the Company and the Compensation Committee have not identified any risks arising from the Company’s compensation policies and practices for the Company’s NEOs and our employees generally that are reasonably likely to have a material adverse effect on the Company. It is both the committee’s and management’s intent to continue to evolve our processes going forward by monitoring regulations and best practices for sound incentive compensation.

Tally Sheets. When making executive compensation decisions, the Compensation Committee reviews tally sheets showing, for each executive officer: (i) targeted value of base pay, annual incentive bonus and equity grants for the current year and each of the past several years; (ii) actual realized value for each of the past several years (the sum of cash received, gains realized from equity awards, and the value of perquisites and other benefits); (iii) the amount of unrealized value from prior equity grants and accumulated deferred compensation; and (iv) the amount the executive could realize upon a change in control or any severance arrangement. Although tally sheets do not drive individual executive compensation decisions, the Compensation Committee uses tally sheets for several purposes. First, it uses tally sheets as a reference so that committee members understand the total compensation being delivered to executives each year and over a multi-year period. Tally sheets also enable the Compensation Committee to validate its strategy of paying a substantial portion of executive compensation in the form of equity by showing amounts realized and unrealized by executives from prior equity grants. In some cases, the Compensation Committee’s review of tally sheets may lead to changes in the NEO’s benefits and perquisites.

Use of Discretion and Other Factors in Pay Decisions. The exercise of discretion by the Compensation Committee in determining the various elements of compensation is an important feature of the Company’s compensation philosophy. Because the Company has always taken a long-term view, we use judgment and discretion rather than rely solely on formulaic results and we do not reward executives for taking outsized risks that produce short-term results. Therefore, the Company believes it is important that the Compensation Committee have sufficient flexibility to respond to: (i) the Company’s unique circumstances; (ii) prevailing market trends; (iii) the rapidly evolving financial and regulatory environment in which the Company operates; (iv) the Company’s use of cross-functioning of executive assignments and cross-training as a matter of executive development and succession planning; and (v) risk management objectives. The Company also believes it is in the best interest of the Company and its shareholders that the Compensation Committee have sufficient discretion to recognize and reward extraordinary individual performance in non-financial areas that may or may not directly affect the Company’s achievement of specific financial metrics for a particular year, but are nevertheless important to long-range growth and the enhancement of shareholder value.

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EXECUTIVE COMPENSATION

2013 Compensation Decisions for Named Executives

Annual Base Salary Decisions. Base salary for our NEOs reflects their role and value to us. Base salaries are reviewed annually and adjusted as appropriate to reflect each NEO’s performance, contribution and experience as well as relative position to the market and each other. Base salary levels are a foundational component of compensation since several elements of compensation are linked to this core element (e.g., cash and stock incentives). At lower executive levels, base salaries represent the largest portion of total compensation, but at senior executive levels such fixed compensation is progressively replaced by compensation that is “at risk” and that varies based on performance outcomes.

The Compensation Committee sets base salaries for NEOs by utilizing published survey data that is position specific at or near the median of the estimated base salaries. In addition, the committee, to the extent available, will supplement the survey data with proxy information on base salaries paid by the Peer Group to executive officers with comparable positions. The committee will also allow for recognition of each executive’s role, contribution, performance and experience. The Compensation Committee annually reviews base salaries and has increased them as necessary to address competitive increases in median salaries by the Peer Group or to reflect increases in a particular NEO’s responsibilities. In 2013, the Compensation Committee increased NEOs base salaries as follows:

•	In March 2013, consistent with Company-wide merit practices, base salaries were increased approximately 2.94 - 3.64% for all NEOs with the exception of Mr. Stollings, whose base salary increased 15.38% as a result of his promotion to CFO.
•	The committee approved base salary increases of 12.28% for both Messrs. Stollings and Langford on September 12, 2013 as a result of their increased responsibilities. Mr. Stollings assumed the role of Chief Administrative Officer in addition to his Chief Financial Officer duties. And Mr. Langford assumed the role of President, Consumer Banking.

The Compensation Committee believes that these modest base pay actions reasonably balanced the need to appropriately compensate and retain top management critical to the Company’s future growth.

Target Compensation Structure Changes. Target compensation levels for our NEOs are set at the beginning of each fiscal year by the Compensation Committee taking into consideration such factors as the board-approved compensation philosophy, program objectives, relevant market data, individual performance and the scope and responsibility of each individual. In general, pay opportunities are targeted at market median levels, with actual compensation realized being higher or lower as determined by overall performance of the Company.

On March 6, 2013 the Compensation Committee established 2013 target compensation levels for its senior executives, including the NEOs. Targets remained relatively unchanged from 2012 levels with the exception of the following promotion-based adjustment:

•	There were no target incentive changes for NEOs except for Mr. Stollings whose long-term incentive target increased from 40% to 50% as a result of his promotion to CFO.

The Compensation Committee believes the 2013 target compensation decisions made provide reasonable target pay opportunities in relation to pay offered for comparable positions by financial services companies included in our Peer Group.

2013 Short-term Incentive Plan (STIP) Design and Payout

Overview. We believe annual short-term incentives serve as a key mechanism to vary pay levels according to Company-wide short-term performance, thereby linking executive financial rewards to value delivered to our shareholders. Such incentives are earned and paid annually but only after established threshold corporate performance levels are achieved. To underscore the importance of creating value for our shareholders, NEO short-term incentive payouts are based entirely on corporate, rather than individual, performance. This approach also suggests that the collective individual performance will result in improved business performance and favorably impact shareholder value.

As mentioned above, target annual short-term incentive opportunities are established by the Compensation Committee early in the year and are intended to approximate market median levels for similarly positioned roles. Target award opportunities are expressed as a percentage of actual base salary paid for the performance year for all participants (minimum of 3%). Actual awards may range from 0% to a maximum of 200% of the target award opportunity based on financial, risk management and other considerations.

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Performance Categories and Measures. Performance measures and their relative weightings are selected and approved by the Compensation Committee based on their relevance as key, balanced measures that drive shareholder value creation and align with the Company’s internal, board-approved business plan. They are measured in relation to peer company performance. For 2013, the Compensation Committee set the following parameters:

Financial and Operating Performance Measures (equally weighted):

•	Return on Assets
•	Earnings per Share Growth Rate

•	Efficiency Ratio

Enterprise Risk Management (ERM) Performance. This category applies only to senior management (including NEOs) participants. Performance and results against ERM objectives are assessed to determine whether the payout factor as calculated for financial performance should be adjusted downward.

Other Considerations. The Compensation Committee may use discretion to adjust the formulaically calculated payout for performance in non-financial areas that may or may not directly affect the Company’s achievement of specific financial metrics for a particular year, but are nevertheless important to long-range growth and the enhancement of shareholder value.

Performance Period. Performance is measured over a 12-month period for all participants (including the NEOs).

Peer Group. Financial results as described above are compared against peers in the KBW Regional Bank Index. This index is made up of approximately 49 regional banks (excluding the Company, which is a component company of the index) located throughout the country that are generally within an asset and market capitalization range comparable to the Company. This peer group is broader than the peer group established for compensation benchmarking purposes as previously described.

Payout Calculation. Minimum performance thresholds exist where overall results in each measure equal to or greater than the 25th percentile of peers and earnings per diluted common share is greater than $0 must be achieved before any payout will be made from the plan. The actual payout is interpolated with a maximum payout of 200% of the target award opportunity for performance at or above the top quartile (75th percentile) of the peer group. In total and for each participant, the STIP payout may not exceed 200% of the Target Award Opportunity.

Payout Method. Incentive payments under the STIP are paid in cash to eligible participants with the exception of payouts above 100% of target to senior executive officers (including NEOs) which are delivered in stock that is subject to a three-year holding period.

2013 Short-Term Incentive Plan Performance Results

As mentioned earlier, the Compensation Committee approved the Company’s 2013 STIP payout at 50.6% of target for all participants except the CEO. As designed, the initial payout calculation was based on the Company’s unadjusted 2013 performance relative to peers among the three specified plan measures of return on assets, earnings per share growth rate and efficiency ratio. However, the final approved (non-CEO) payout of 50.6% excluded the $22.4 million charge to 2013 fourth quarter earnings announced by the Company on January 22, 2014. This charge was the result of a non-cash valuation adjustment on the FDIC indemnification asset which was primarily the result of improvement in future expected cash flows on loans covered by a loss sharing arrangement with the FDIC, a meaningful decline in loss claims filed with the FDIC, higher reimbursements to the FDIC related to positive asset resolutions in recent periods and the significantly shorter remaining life of the indemnification asset in comparison to the weighted average life of the related loans covered by a loss sharing arrangement with the FDIC.

The Compensation Committee believed the negative impact of the fourth quarter charge, which was necessitated by circumstances outside of normal business operations, did not appropriately reflect actual operating results. Therefore the Committee decided to exclude the impact from the STIP calculation for all associates except for the CEO. Mr. Davis recommended to the Committee that his payout follow the plan formula as originally designed without discretionary adjustments, thus resulting in a 0% payout for the CEO.

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The Company’s final 2013 results for each equally weighted STIP component, excluding the FDIC indemnification asset adjustment, as compared to the KBW Regional Bank Index median results are set forth below. To normalize the multi-year impact of the above adjustment, the 2014 STIP will measure growth from the starting point of the adjusted 2013 results that exclude the FDIC indemnification asset adjustment for all associates except for the CEO, consistent with 2013.

2013 Short Term Incentive Plan Results Versus Peers[1]
	FFBC Results[2] (%)	Peer Median (%)	FFBC Percentile Rank versus Peers[3]	Measure Weight (%)	Payout Multiple (%)
Return on Assets	1.01	1.04	46.9	33.33	93.8
Earnings Per Share Growth Rate[4]	(4.90)	11.34	8.0	33.33	0
Efficiency Ratio	65.08	60.36	29.0	33.33	58.0
				Grand Total	50.6%

1 Peer performance reflects data for YTD 2013 as of September 30, 2013 for all categories.

2 FFBC results exclude the impact of the $22.4 million charge to 2013 fourth quarter earnings announced by the Company on January 22, 2014. This charge was the result of a non-cash valuation adjustment on a FDIC indemnification asset.

3 FFBC percentile rank is calculated assuming that 100th percentile is top performance in the category and is not based on the direction of individual metrics.

4 Represents average of annual earnings per share growth rates for periods listed; peers reporting a loss in any period under comparison are considered to have earnings per share growth of zero.

Enterprise Risk Management Performance. (Applies to Executives – including NEOs) The Risk Management Performance modifier is available to the Board as a discretionary tool to make a downward adjustment to the payout in the event of a material risk management failure or a material error that results in financial restatement. The Committee did not identify any risk management failures or financial errors that would indicate a reduction in the payout level for 2013 was warranted.

The table below sets forth the form of payout to our NEOs in 2013.

NEO Name	2013 Target STIP % of Base Salary	2013 Target Payout @ 100% of Target	Actual Results Total Value of Payout (50.6% of Target) [1]
Claude E. Davis[2]	60%	$414,000	$0
Anthony M. Stollings	40%	$128,000	$59,227
Richard S. Barbercheck	30%	$78,810	$39,802
Kevin T. Langford	40%	$128,000	$59,406
C. Douglas Lefferson	40%	$140,000	$70,451

1 Actual payout is derived by applying 50.6% payout multiple to actual base salary earned for 2013. 100% target payout amounts are based on salary rate at 12/31/2013.

2 CEO payout of $0 reflects adherence to plan formula as originally designed with no discretionary adjustments for the FDIC indemnification asset expense as described above.

2013 Long-Term Incentive Plan Design and Awards

The Long Term Incentive Plan (LTIP) is designed for the Company’s top leaders who have a direct and measurable impact on the long-term performance of the Company. In addition to base pay and short-term incentive opportunities, the LTIP is a key component of the total compensation package to attract, motivate and retain top professionals in the organization and serves to align management and shareholder interests through stock incentives linked to the long-term success of the Company and increased shareholder value. In 2012, the shareholders approved the 2012 Stock Plan. This is the only plan available for new grants of stock-based long-term incentive compensation to eligible employees, including the NEOs.

Senior managers and key sales executives of the Company are eligible to participate in the LTIP. Actual participation is determined annually and is at the discretion and approval of management, the CEO and the Compensation Committee.

Restricted Stock Awards. In connection with its annual review of executive salaries, historically the Compensation Committee has granted stock awards in the beginning of each fiscal year. The stock awards in recent years, have primarily been in the form of restricted stock as long-term incentive compensation with a three-year vesting period to satisfy the retention goals for granting the awards and to align executive interests with shareholders. Dividends paid on restricted stock are held in escrow and not paid until the restrictions lapse and the stock is fully vested.

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Performance-Based Restricted Stock Awards. One-half of Mr. Davis’ 2013 long-term incentive award (24,281 shares) was comprised of performance-based restricted stock that vests after three years only upon the attainment of certain pre-determined performance measures (generally total shareholder return and return on assets). The award is structured such that at the end of the three-year performance period:

•	No portion of the award may vest if performance against peers in the KBW Regional Bank Index is below the 25th percentile
•	Above median performance (60th percentile versus peers) must be achieved in order for 100% of the award to vest
•	The award has limited upside potential. The maximum payout is capped at 120% of the initial award amount for performance at or above the 75th percentile.
•	50% of the after-tax shares earned must be held for 24 months or until retirement.

Targets. In March 2013, the Committee reviewed target compensation levels in the context of relative performance versus peers as well as survey and peer proxy data. Restricted stock was awarded to Messrs. Davis, Stollings, Lefferson, Langford and Barbercheck based on a percentage of base salary (110%, 50%, 70%, 50% and 40%, respectively). The following chart summarizes the grants that we made to NEOs in 2013:

NEO	Grant Date	Number of Shares [1]	Grant Date Fair Value [2]
Claude E. Davis	3/6/2013	48,562	$759,024
Anthony M. Stollings	3/6/2013	9,118	$142,514
Richard S. Barbercheck	3/6/2013	6,723	$105,080
Kevin T. Langford	3/6/2013	9,118	$142,514
C. Douglas Lefferson	3/6/2013	15,675	$245,000

[1] 24,281 of the shares awarded to Mr. Davis were in the form of performance-based restricted stock as described above.

[2] This is the amount reported in the Grants of Plan-Based Awards table, below (based on a stock price of $15.63 per share at March 6, 2013.)

For 2014, 25% of long-term incentive awards granted to Messrs. Stollings, Lefferson, and Langford will be in the form of performance-based restricted stock, while 75% of long-term incentive awards for these individuals will be in the form of time-based restricted stock. Mr. Davis’ long-term incentive award will continue to be 50% in the form of time-based restricted stock and 50% in performance-based restricted stock as described above. See “Committee Actions for 2014” for a discussion of actions taken for 2014. Additional information about the long-term incentive grants can be found in the Summary Compensation Table and following tables and footnotes, as well as the narrative following these tables.

Pay for Performance

Pay versus Key Financial Performance. The STIP’s balanced, key financial measures are intended to drive shareholder value creation and align with the Company’s internal, board-approved business plan. They also serve as a key mechanism to vary pay according to our performance relative to peers. In addition, the STIP can serve as a practical gauge to illustrate the Company’s overall pay-for-performance linkage.

The charts below illustrate how the CEO’s summary compensation table pay, over the past three years compares to the Company’s performance in each of the three STIP measures (Return on Assets, EPS Growth Rate and Efficiency ratio) over the same period as well as to KBW Regional Bank Index median performance.

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CEO Pay versus Earnings per Share Growth
Annual Earnings per Share Growth (%)
CEO Summary Compensation Table Pay ($) in Thousands
15.15%
18.34%
$2,429
0.57%
15.06%
$1,995
-0.88%
-24.17%
7.78%
$1,718
2011
2012
2013
KBW Regional Bank Index Median
First Financial-Adjusted*
First Financial
CEO SCT Pay

*Excludes $22.4 million valuation adjustment on the FDIC indemnification asset as disclosed by the Company on January 22, 2014 as well as $6.17 million in pension settlement expense as described in the "2013 Business Highlights" section.

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CEO Pay versus Efficiency Ratio
Efficiency Ratio (%)
CEO Summary Compensation Table Pay ($) in Thousands
$2,429
$1,995
$1,718
49.52%
58.99%
56.37%
59.08%
72.54%
65.20%
61.40%
2011
2012
2013
KBW Regional Bank Index Median
First Financial-Adjusted*
First Financial
CEO SCT Pay

*Excludes $22.4 million valuation adjustment on the FDIC indemnification asset as disclosed by the Company on January 22, 2014 as well as $6.17 million in pension settlement expense as described in the "2013 Business Highlights" section.

Pay versus Total Shareholder Return Performance. It is important to note that peers experienced dramatic declines in total shareholder return (TSR) after 2007 compared to the Company, who significantly outperformed peers during the financial crisis. As shown in the graph below, prior to 2009, TSR levels for the Company and the KBW Regional Bank Index were divergent. In recent years, a reversal of this trend has emerged and returns for both peers and the Company are converging to more normalized levels. The graph below illustrates this trend and compares the five-year cumulative return to shareholders of the Company’s common stock with that of companies that comprise the NASDAQ Composite Index and KBW Regional Bank Index (which are peers under the STIP). The Company is included in the KBW Regional Bank Index. The following table assumes $100 invested on December 31, 2008 in each category and assumes dividends are reinvested.

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Comparison of Five Year Cumulative Total Return Among First Financial Bancorp, NASDAQ Composite Index and KBW Regional Bank Index

	2008	2009	2010	2011	2012	2013
First Financial Bancorp	100.00	123.17	160.07	151.31	143.25	181.37
NASDAQ Composite Index	100.00	145.34	171.70	170.34	200.54	281.07
KBW Regional Bank Index	100.00	77.93	93.84	88.98	100.77	147.93

Pay versus Key Operating Performance. Strong operating performance demonstrates the Company’s commitment to the long-term health, sustainability and financial solvency of the Company which may not be simultaneously reflected in TSR performance. Therefore, equally important to our holistic view of performance are key operating performance indicators of loan growth, capital, liquidity and credit quality as compared to peers in the graphs below:

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Executive Benefits and Perquisites

Benefits. Executives can participate in group medical and life insurance programs, a percentage match by the Company under the 401(k) Plan and a pension plan which are generally available to all of our employees on a non-discriminatory basis. The benefits serve to protect executives and their families against financial risks associated with illness, disability and death and provide financial security during retirement through a combination of personal savings and Company contributions, taking advantage of tax-deferral opportunities where permitted. Our NEOs are also participants in a life insurance program that insures them for three times their base salary.

Executive Benefits. Our NEOs are eligible for the Supplemental Executive Retirement Plan (“SERP”). The SERP is designed to make up for pension allocations limited by the IRS for highly compensated individuals, so that our NEOs receive the same percentage of compensation funded for retirement as all other employees. Effective January 1, 2014, the composition of the Company’s overall retirement benefit changed. As a result, the Supplemental Executive Retirement Plan benefit was reduced from 9% to 5% of eligible earnings. (See “Executive Supplemental Retirement Plan”).

Mr. Davis participates in the Executive Supplemental Savings Plan which is designed to supplement 401(k) Plan benefits above the IRS statutory limits. Effective January 1, 2014, as a result of the Company’s recent retirement benefit changes, no additional credits will be provided to Mr. Davis under the Executive Supplemental Savings Agreement. (See “Executive Supplemental Savings Agreement”). Additionally Mr. Davis is the only NEO that in the past has utilized the deferred compensation plan (see “Nonqualified Deferred Compensation”).

Other Benefits and Perquisites. In addition, the NEOs are reimbursed for business-related expenses they incur and are reimbursed for club memberships and long-term disability. For 2013, parking benefits paid by the Company were significantly reduced for all employees, including NEOs. Also certain relocation benefits are available for qualifying executives and NEOs receive imputed income for life insurance premiums.

In 2013, the Company offered an executive wealth management benefit through the Wealth Management Group at First Financial Bank. This involved comprehensive financial planning for executives in their personal financial decision making (“Annual Wealth Plan”). Executives utilizing the Annual Wealth Plan are taxed on the value of such benefit.

Finally, biennial (annual if over 50) executive physical examinations are available to executive senior officers in an effort to ensure the continued health of key executives. Management believes that the costs of reimbursement of such expenses and allowances constitute ordinary and necessary business expenses that facilitate job performance and minimize work-related expenses incurred by the NEOs and are not taxed as a personal benefit. We present information about the perquisites received by our NEOs in the “All Other Compensation” column of the Summary Compensation Table and Footnote No. 7 to that table.

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Employment Agreements. The Company has employment agreements with each of the NEOs, except Mr. Langford who received a severance and change in control agreement in 2013. Such agreements, with the exception of Mr. Barbercheck’s agreement which does not address a change in control of the Company, provide added benefits to the NEOs in event of a change in control and/or termination other than for cause. Accordingly, the employment agreements provide certain benefits designed to keep executives neutral to job loss when faced with the need to support value maximizing corporate transactions that could result in their personal job loss, help the Company retain key executives during major corporate transactions and provide competitive and fair severance arrangements to executives to allow smooth transition to new employment should their jobs be eliminated within two years of a change in control (one year for Mr. Langford).

Employment agreements for Messrs. Davis and Lefferson, which were filed as Exhibits to Forms 8-K filed by the Company on January 5, 2012, and January 3, 2011, respectively, remain unchanged as of the date of this proxy filing. In 2013, the Company entered into an Employment Agreement with Mr. Stollings and a Severance and Change in Control Agreement with Mr. Langford, both of which were filed as Exhibits to the Form 8-K filed by the Company on November 1, 2013. Mr. Barbercheck’s agreement was not changed in 2013.

For all NEO agreements, the term is automatically extended for consecutive additional one-year periods unless either party gives at least 90 days written notice prior to a scheduled expiration date that the term will not renew. None of the parties gave notice of non-renewal and therefore the agreements are effective for another year. (See “Other Potential Post-Employment Payments”).

Upon a change in control of the Company, the term of the agreements will be for two years from the completion of the change-in-control transaction except for the agreements for Mr. Langford, which has a term of one year, and Mr. Barbercheck which does not address a change in control of the Company. As a result, Messrs. Davis, Lefferson, and Stollings will receive severance in the event they are terminated without cause (or terminated for good reason) in the first two years following a change-in-control transaction. Mr. Langford will receive severance in the event he is terminated without cause (or terminated for good reason) in the first year following a change-in-control transaction. Mr. Barbercheck’s agreement does not provide for the payment of severance in the event of a change in control.

Pursuant to the agreements, each of the executives will continue to serve in the position that the executive held prior to entering into the agreement. The agreements provide that each executive will be entitled to receive an annual base salary at the rate applicable prior to entering into the agreement. In addition, each executive will be eligible to be awarded an annual short-term bonus and an annual long-term incentive award, as determined by the Compensation Committee, with target short- and long-term award opportunities equal to a percentage of the executive’s base salary. Furthermore, while employed, each executive is eligible to participate in the employee benefits plans that are offered generally to the Company’s other executive officers, subject to the terms and conditions of the applicable plan.

The agreements provide certain benefits to the executives if the Company terminates the executive’s employment without “cause” or the executive resigns his employment with “good reason” (as such terms are defined in the agreements). Upon such a termination of employment, the executive would receive the following payments and benefits: (1) earned and unpaid base salary and vacation pay through the date of termination; (2) continued payment of base salary for 24 months; (3) an amount equal to two times the executive’s target bonus amount; (4) outplacement assistance at the Company’s expense (at a cost of up to 5% of the executive’s base salary); (5) up to twelve months of COBRA premium payment contributions from the Company; and (6) other benefits to which the executive is entitled under the terms of the Company’s benefit plans (other than severance benefits). The severance payments and benefits are subject to the executive’s execution and non-revocation of a release of claims against the Company and its affiliates and continued compliance with the restrictive covenants described below.

“Good Reason” in the agreements for Messrs. Davis, Stollings, and Lefferson is defined as the occurrence, without the NEO’s consent, of: (a) a significant reduction in the NEO’s base salary, except for any decrease that is generally applicable to other similarly situated senior executives of the Company; (b) the failure of the Company to pay or provide to the NEO when due any material amount of compensation or material benefit that is required to be paid or provided under this agreement, after written notice of such purported failure is provided to the Company by the NEO and the Company is given a reasonable opportunity to cure such failure; (c) a significant reduction in the NEO’s authority or responsibilities as set in the agreement; or (d) the failure of the Company to obtain the written agreement of any successor to the Company or the business of the Company to assume the agreement (solely to the extent such assumption does not occur by operation of law).

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“Good Reason” in the agreement for Mr. Langford is defined as the occurrence, without the NEO’s consent, of: (a) the failure of the Company to pay or provide to the NEO when due any material amount of compensation or material benefit that is required to be paid or provided under this agreement, after written notice of such purported failure is provided to the Company by the NEO and the Company is given a reasonable opportunity to cure such failure; (b) a significant reduction in the NEO’s authority or responsibilities as set in the agreement; or (c) the failure of the Company to obtain the written agreement of any successor to the Company or the business of the Company to assume the agreement (solely to the extent such assumption does not occur by operation of law).

“Good Reason” in the agreement for Mr. Barbercheck is defined as the occurrence, without the NEO’s consent, of: (a) a significant reduction in the NEO’s base salary, except for any decrease that is generally applicable to other similarly situated senior executives of the Company; or (b) a significant reduction in the NEO’s authority or responsibilities as set in the agreement.

If during the term of the agreement, the NEO's employment is terminated by reason of his death or long-term disability, by the Company for cause (as defined in the agreement) or voluntarily by the NEO for any reason other than for good reason, the Company's obligations to the NEO is limited to the following: (1) the payment of the accrued obligations; and (2) the timely payment or provision of the other benefits. The accrued obligations shall be paid to the NEO or his estate or beneficiary in the event of his/her death, as applicable, in a lump sum in cash within thirty (30) days of the date of termination.

The agreements provide that, in the event that any of the payments or benefits provided under the agreements or otherwise would constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the payments or benefits under the agreements will be reduced to the maximum level that would not result in an excise tax under Section 4999 of the Code, if such reduction would cause the executive to retain an after-tax amount in excess of what would be retained if no reduction were made.

Under the agreements, each executive is restricted from revealing confidential information of the Company and disparaging the Company. In addition, for six months (one year for Messrs. Davis and Barbercheck) following termination of employment (other than upon termination for cause for the executives other than Mr. Davis), the executive may not compete with the Company and, for two years (one year for Mr. Barbercheck) following termination of employment, the executive may not solicit the Company’s clients or solicit or hire the Company’s employees.

The agreements for Messrs. Davis, Stollings and Langford are designed to preserve the Company’s ability to deduct compensation payable under the Key Executive Short-Term Incentive Plan (“STIP”) to satisfy the requirements of performance-based compensation under Internal Revenue Code Section 162(m).

The STIP bonus payable to Messrs. Davis, Stollings and Langford upon a qualifying termination will be calculated as two times the average of the STIP bonuses earned during the three years prior to the qualifying termination (not to exceed two and one-half times the STIP bonus target in effect for the year of termination).

Other Guidelines and Procedures Affecting Executive Compensation

We consider the tax effects of various forms of compensation and the potential for excise taxes to be imposed on our NEOs which might have the effect of frustrating the purpose(s) of such compensation. We consider several provisions of the Code.

Section 162(m). The Compensation Committee has reviewed the qualifying compensation regulations issued by the IRS under Section 162(m) of the Code, which provide that no deduction is allowed for applicable employee remuneration paid by a publicly held corporation to its CEO or any of its other four highest paid officers, excluding the principal financial officer, to the extent that the remuneration paid to such employees exceeds $1.0 million for the applicable taxable year, unless certain conditions are met. Compensation pursuant to certain stock option plans and other performance-based compensation may be excluded from the Section 162(m). While in general the Compensation Committee attempts to design its compensatory arrangements to preserve the deductibility of executive compensation, in certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers. The Company believes that shareholders’ interests are best served if the Compensation Committee’s discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses. Neither First Financial nor any of its subsidiaries currently has a policy requiring that compensation paid to a covered officer be deductible under Section 162(m). The Board, however, does carefully consider the after-tax cost and value to First Financial and its subsidiaries of all compensation.

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It is the Company’s position that stock options awarded under its stock option plans will not count toward the Section 162(m) limit. Restricted stock grants that are not performance based are not, however, treated as exempt from the calculation. Furthermore, amounts previously deferred by executives under the Deferred Compensation Plan will not count toward the Section 162(m) limit.

In 2013, the Company paid an aggregate of approximately $643,526 in compensation to its NEOs in excess of the applicable individual deduction limits (all of which was paid to the CEO), thereby foregoing approximately $225,234 in aggregate tax deductions related to NEO compensation, calculated at a 35% corporate tax rate. Based on the Company’s 2013 income before taxes of approximately $67.6 million, the amount of deduction lost represents approximately 0.33% of such income. While the Compensation Committee believes the tax-deductibility of executive compensation is important, it was outweighed for 2013 executive compensation purposes by the critical importance to the Company’s future success to provide competitive pay to the named executives and in a form and manner that would help ensure their retention and motivate them for continued contributions to the Company’s success. In making the determination, the Compensation Committee balanced the one-time loss of a short-term tax benefit provided by this deduction for the 2013 fiscal year against the long-term benefit to the Company and its shareholders of keeping a talented management team intact and securing their ongoing services for the future.

The Short-Term Incentive Plan, approved by shareholders and the amendment to Mr. Davis’ employment agreement (both completed in 2011) allowed qualifying awards under the Short-Term Incentive Plan to be deductible starting in 2013. Also, it is anticipated that a portion of the performance-based long-term incentive awards made to the CEO as described in “2013 Long-Term Plan Design and Awards” will qualify as deductible under 162(m) thus reducing the amount of foregone deductions in the future.

Sections 280G. Effective January 1, 2011, we no longer provide for a 280G gross-up to our NEOs.

Section 409A. Section 409A generally governs the form and timing of nonqualified deferred compensation payments. Section 409A imposes sanctions on participants in nonqualified deferred compensation plans that fail to comply with Section 409A rules, including accelerated income inclusion, an additional 20% income tax (in addition to ordinary income tax) and an interest penalty. We have amended applicable agreements, arrangements and plans to comply with Section 409A or to qualify for an exemption from Section 409A.

Grants of Stock-Based Compensation. The Compensation Committee approves all grants of stock-based compensation to the CEO and other executives, including the NEOs. The Committee also approves the size of the pool of stock-based awards to be granted to other employees and delegates to the CEO the authority to make and approve specific grants to employees other than the NEOs. The Compensation Committee reviews such grants and oversees the administration of the program.

Stock-Based Compensation—Procedures Regarding Timing and Pricing of Grants. Our policy is to make grants of equity-based compensation only at current market prices. We set the exercise price of stock options at the closing stock price on the date of grant, and do not grant “in-the-money” options or options with exercise prices below market value on the date of grant. Absent special circumstances, it is our policy to make the majority of such grants at a regularly scheduled meeting of our Compensation Committee. However, we may make a small percentage of grants at other times throughout the year, mostly at the end of a quarter, in connection with exceptional circumstances, such as the hiring or promotion of an executive officer, special retention circumstances, or merger and acquisition activity.

We try to make equity-based grants and stock option grants at times when they will not be influenced by scheduled releases of information. We do not otherwise time or plan the release of material, non-public information for the purpose of affecting the value of executive compensation. Similarly, we do not set the grant date of stock options to new executives in coordination with the release of material non-public information and, instead, these grants primarily have grant dates corresponding to regularly scheduled meetings of Compensation Committee in the early part of the fiscal year. For 2013, we chose the March meeting of the Committee. This date allowed time for performance reviews following the determination of corporate financial performance for the previous year. We seek to make grants when our financial results have already become public, and when there is little potential for abuse of material non-public information in connection with stock or option grants. We believe we minimize the influence of our disclosures of non-public information on the exercise price of these long-term incentives by selecting meeting dates well in advance which fall several days or weeks after we report our financial results, and by setting the initial vesting periods at least one year from the date of grant. We follow the same procedures regarding the timing of grants to our NEOs as we do for all other participants.

Clawbacks. For awards made prior to 2012, in the event: (a) the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws during the Performance Period; or (b) the Committee determines that senior executive management has taken risks that jeopardize the safety and soundness of the Company, the members of senior executive management (including the NEOs) shall reimburse the Company for any award under the STIP.

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For awards made in and after 2012, any bonus, commission, or other compensation, including but not limited to payments made under the STIP or stock grants may be subject to recovery, or “clawback” by the Company for a period of three years (or such longer period as may be required by law) if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, or as otherwise required by law.  In addition, all compensation plans are automatically amended as necessary to comply with the requirements and or limitations under laws, rules, regulations, or regulatory agreements up to and including a revocation of this award.

Share Ownership and Share Retention Guidelines. In 2012 the Company established stock ownership and retention guidelines for NEOs effective as of the date of the 2012 shareholder meeting. The Company requires the CEO to own Company stock equal to at least three times the CEO’s current base salary or 125,000 shares (whichever is less) within 5 years of first becoming the CEO of the Company. The CEO is currently in compliance with this requirement. In addition, with respect to awards after the 2012 shareholder meeting, NEOs are required to hold 50% of after-tax, vested restricted stock for twenty-four months or through retirement, whichever is earlier for grants awarded on or after the 2012 shareholder meeting date. Other than due to death, disability or retirement, any applicable holding period(s) remain in effect in the event of a NEO’s departure from the Company. All employees receiving options, including our NEOs, are required to hold the stock received upon the exercise of options for a period of one year after the exercise of such option.

Hedging or Pledging. The Company considers it improper and inappropriate for insiders to engage in short-term or speculative transactions in the Company's securities. It therefore is the Company's policy that such individuals may not engage in hedging or pledging transactions, unless otherwise in compliance with the pre-clearance and approval requirements as set forth in the Company’s Insider Trading policy.

SUMMARY COMPENSATION TABLE

The table sets forth the annual and long-term compensation of our Chief Executive Officer, our current and former Chief Financial Officers and three of our other most highly compensated executive officers in 2013. These individuals are collectively referred to in this Proxy Statement as our named executive officers or “NEOs.”

In the column “Salary,” we disclose the amount of base salary paid to the NEOs during the year. In the columns “Stock Awards” and “Option Awards,” SEC regulations require us to disclose the cost we recognize for financial statement reporting purposes. Please refer to Note 19 of our consolidated financial statements in our Annual Report for a discussion of the assumptions related to the calculation of such values. We disclose such expense without reduction for estimated forfeitures (as we do for financial reporting purposes). These amounts reflect the Company’s accounting expense and do not correspond to the actual value that may be realized by the NEOs. Restricted stock awards vest over a three-year period.

In the column “Non-Equity Incentive Plan Compensation,” we disclose the dollar value of all earnings for services performed during the year pursuant to awards under our non-equity Short-Term Incentive Plan, unless disclosed in the “Bonus” column. We determine whether to include an award with respect to a particular year based on whether the relevant performance measurement period ended during the year. For example, we make annual payments under our short-term incentive plan based upon our financial results measured as of December 31 of each year. Accordingly, the amount we report for short-term incentive plan corresponds to the year for which the NEO earned the award even though we did not pay the award until after the end of such year.

In the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” we disclose the sum of the dollar value of: (1) the aggregate change in the actuarial present value of each NEO’s benefit under all defined benefit and actuarial pension plans (including supplemental plans) during the year, if positive; and (2) any above-market or preferential earnings on nonqualified deferred compensation, including benefits in defined contribution plans. The dividends we pay on restricted stock are equal to the dividends we pay to all other holders of our common shares. Therefore, they are not “above market” under SEC regulations, and we report these in the “All Other Compensation” column in the Summary Compensation Table.

In the column “All Other Compensation,” we disclose the sum of the dollar value of perquisites and other personal benefits, or property; and all “gross-ups” or other amounts reimbursed (if any) during the year for the payment of taxes.

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The following Summary Compensation Table sets forth the compensation of Company’s principal executive officer, principal financial officer and the next three highest compensated executive officers (Named Executive Officers or “NEOs”), as well as the former principal financial officer.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Claude E. Davis	2013	686,154	—	759,024	—	—	121,840	151,124	1,718,142
President & CEO	2012	667,539	—	737,656	—	344,851	137,837	107,188	1,995,071
	2011	650,000	340,000	880,448	—	325,000	139,570	94,435	2,429,453
Anthony M. Stollings (8)	2013	292,625	—	142,514	—	59,227	31,544	24,780	550,690
EVP, Chief Financial Officer and Chief Administrative Officer
Richard S. Barbercheck	2013	262,201	—	105,080	—	39,802	19,275	88,902	515,260
EVP, Chief
Credit Officer
Kevin T. Langford	2013	293,510	—	142,514	—	59,406	26,296	25,381	547,107
Pres. Consumer	2012	273,154	16,875	138,416	—	94,074	43,293	18,031	583,843
Banking and Pres. Western Markets
C. Douglas Lefferson	2013	348,077	—	245,000	—	70,451	0	40,611	704,139
Pres. Comml.	2012	337,538	—	238,008	—	116,248	147,072	28,014	866,880
Banking & Wealth Mgt. and Pres. Eastern Markets	2011	320,000	100,000	258,285	—	128,000	219,820	19,169	1,045,274
J. Franklin Hall(8)	2013	135,173	—	—	—	0	567,857	703,030
Former Chief	2012	328,768	—	199,184	—	113,228	58,788	28,677	728,645
Financial Officer	2011	320,000	110,000	258,285	—	128,000	79,671	21,815	917,771

(1)	The dollar value of base salary (cash and non-cash) earned during the fiscal year.

(2)	The dollar value of bonus (cash and non-cash) earned during the fiscal year. For 2012, represents the final portion of a 2011 retention award to Mr. Langford paid in early 2012. See “Other Compensation Decisions.” For 2011, represents the cash portion of retention bonuses earned by each NEO in those years.

(3)	Includes long-term restricted stock incentive amounts both time- and performance-based awarded during the year shown. For 2011, also includes portion of short-term incentive payout above 100% that was awarded in restricted stock. Our accounting for employee stock-based incentives granted during the years ended December 31, 2013, 2012 and 2011, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) topic 718, Stock Compensation is described in “Note 19—Stock Options and Awards” to the Company’s consolidated financial statements in the 2013 Annual Report at page 95 (generally multiplying the number of restricted shares granted by the NASDAQ closing price per share on the grant date). These amounts do not reflect the actual value that may be realized by the NEOs. Depending on our stock performance, the actual value may be more or less than the amount shown or zero. For actual value received in 2013 for awards granted in previous years, see the table “Options Exercised and Stock Vested” in this proxy. See also “- Outstanding Equity Awards at Fiscal Year End.”

(4)	No options were awarded during the three-year period.

(5)

The dollar value of all earnings for services performed during the fiscal year pursuant to awards under non-equity incentive plans (Short-Term Incentive Plan). For 2011, amounts in excess of 1x payouts were paid in restricted stock and are reported in the Stock Awards column.

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(6)

The amounts in this column represent the annual net increase in the present value of accumulated benefits under the SERP and the Pension Plan for the years ended December 31, 2013, 2012 and 2011 (the measurement date for reporting purposes of these plans in the Company’s Annual Report on Form 10-K) with respect to our NEOs. No NEO participated in a plan with above-market earnings. In addition, the amounts provided include 2013 nonqualified deferred compensation earnings of $34,441 and $35,112 for the Nonqualified Deferred Compensation and Supplemental Savings Plan and $15,411 and $16,777 in 2012 for the Nonqualified Deferred Compensation and Supplemental Savings Plan, respectively for Mr. Davis only. Please refer to the Nonqualified Deferred Compensation Earnings table and related narrative for a detailed explanation of these items. Supplemental savings account earnings for Mr. Davis were negative in 2011 and thus are not included in the table above. May reflect unvested benefits, which the NEO may not be entitled to receive if he terminates employment before the required vesting date. Mr. Hall’s SERP was paid in November 2013. Please refer to Pension Benefits Table and related narrative for a detailed explanation of the terms of the Pension Plan and SERP. The present values of accumulated benefits under the SERP and Pension Plan were determined using assumptions consistent with those used for reporting purposes of these plans in the Company’s Annual Report on Form 10-K for each year, with no reduction for mortality risk before age 65. Please refer to the 2013 Pension Benefits Table for additional information regarding the assumptions used to calculate the amounts in this column for 2013. Actual amounts for Messrs. Lefferson and Hall were negative amounts (negative $86,996 and negative $101,875, respectively) and are shown as $0 for purposes of the Summary Compensation Table.

(7)

All other compensation for the year that could not properly be reported in any other column.  The specific elements are discussed below. The “Other” category in the table below includes (where applicable): taxable benefits for wealth planning and health savings accounts, and long-term disability gross-up. In addition, with respect to Mr. Davis, also includes $31,121, $29,702, and $40,733 in 2013, 2012 and 2011, respectively, for the 401(k) restoration plan or executive supplemental savings agreement—see “- Executive Supplemental Savings Agreement”).

(8)	J. Franklin Hall served as the Company’s Executive Vice President and Chief Financial Officer until January 17, 2013 and continued as a non-executive employee of the Company through April 30, 2013. Anthony M. Stollings became the Executive Vice President and Chief Financial Officer of the Company on January 18, 2013.

2013

			Dividends on
			Unvested
			Stock and
	Company		Accrued
	Match	Imputed	Dividends on
	Under	Income	Vested
	401 (k)	Split-Dollar	Restricted
Name	Plan	Insurance	Stock	Other		Total

Davis	$10,200	$4,941	$94,610	$41,374		$151,124
Stollings	10,200	3,063	9,859	1,658		24,780
Barbercheck	10,200	2,417	13,148	63,136	(1)	88,902
Langford	10,200	1,019	12,589	1,573		25,381
Lefferson	10,200	1,667	27,068	1,676		40,611
Hall	10,200	415	24,297	532,945	(2)	567,857

2012

			Dividends on
			Unvested
			Stock and
	Company		Accrued
	Match	Imputed	Dividends on
	Under	Income	Vested
	401 (k)	Split-Dollar	Restricted
Name	Plan	Insurance	Stock	Other	Total

Davis	$10,000	$4,431	$49,521	$43,236	$107,188
Lefferson	10,000	1,667	15,445	902	28,014
Hall	10,000	993	13,880	3,804	28,677
Langford	10,000	932	6,402	697	18,031

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2011

	Company Match	Imputed	Dividends on
	Under	Income	Unvested
	401 (k)	Split-Dollar	Restricted
Name	Plan	Insurance	Stock	Other	Total

Davis	$9,800	$1,520	$24,276	$58,839	$94,435
Lefferson	9,800	546	8,621	202	19,169
Hall	9,800	400	7,416	4,199	21,815

(1)	Includes relocation bonus of $50,000 and taxable moving benefit of $11,498.
(2)	Includes severance pay of $429,103; a gross SERP Distribution (pre-tax portion) of $97,783; and severance medical benefit of $5,765.

GRANTS OF PLAN-BASED AWARDS

The following table shows all individual grants of stock awards to the NEOs of the Company during the fiscal year ended December 31, 2013. Total value is computed utilizing the grant date market value for restricted stock awards and the grant date fair value in accordance with ASC Topic 718 on stock option awards. There were no stock options awarded in 2013.

Estimated Future Payouts Under

Non-Equity Incentive Plans (1) (4)

Name	Grant Date	Award Type	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: No. of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards (3)	Grant Date Fair Value of Stock and Option Awards

Claude E. Davis	n/a	STIP	0	414,000	828,000
							-0-	N/A	N/A
	03/06/2013	Res St.				24,281			$379,512
	03/06/2013	Perf-based Res St.				24,281			379,512

Anthony M. Stollings	n/a	STIP	0	128,000	256,000
							-0-	N/A	N/A
	03/06/2013	Res St.				9,118			142,514

Richard S. Barbercheck	n/a STIP		0	78,810	157,620
							-0-	N/A	N/A
	03/06/2013	Res St.	0			6,723			105,080

Kevin T. Langford	n/a	STIP	0	128,000	256,000
							-0-	N/A	N/A
	03/06/2013	Res St.				9,118			142,514

C. Douglas Lefferson	n/a	STIP	0	140,000	280,000
							-0-	N\A	N\A
	03/06/2013	Res St.				15,675			245,000

J. Franklin Hall	n/a	STIP
							-0-	N/A	N/A
	03/06/2013	Res St.				-0-			—

1.	Cash payouts equal to 50.6% of target under the 2013 Short-Term Incentive Plan (STIP) were made February 7, 2014. See “2013 Short-Term Incentive Plan Performance Results.”

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2.	Restricted shares vest over a three-year period beginning March 6, 2014. Closing price of the Company’s common shares on the date of grant was $15.63 (March 6, 2013). One half of Mr. Davis’ 2013 long-term-incentive award (24,281 shares) was comprised of performance-based restricted stock that vests after three years only upon the attainment of certain pre-determined performance measures (generally total shareholder return and return on assets.) Depending on the performance level achieved, the maximum award that may be earned for these performance-based restricted shares is 120% of the initial shares awarded, or 29,137 shares. See “Performance Based Restricted Stock Awards” for more details. Dividends paid on both types of restricted shares are held in escrow until such shares vest.

3.	No options were granted in 2013 to the NEOs.

4.	The amounts of the estimated future payouts under the non-equity incentive plans column represent the opportunities in the event the Company meets certain targets pursuant to the terms of the Short-term Incentive Plan. See 2013 Short-term Incentive Plan Design and Payout in the Compensation Discussion and Analysis.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table represents stock options and restricted stock awards outstanding for each NEO as of December 31, 2013. All stock options and restricted awards have been adjusted for stock dividends and stock splits. The closing per share price of the Company’s stock on the last trading date of the fiscal year was $17.43.

Option Awards					Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Claude E. Davis	50,000	0
	84,100	0	$17.19	10/01/2014	99,053		$1,726,494
	103,900	0	$17.51	04/18/2015		$
			$16.02	04/24/2016
Anthony M. Stollings	5,000	0
	7,000	0	$16.61	12/29/2016	16,290		$283,935
	28,000	0	$14.90	04/30/2017
			$11.64	02/14/2018
Richard
Barbercheck
Kevin T. Langford	2,776	0			14,499		$252,718
	6,301	0	$16.02	04/24/2016	18,614		$324,442
	12,755	0	$14.90	04/30/2017
			$11.64	02/14/2018
C. Douglas Lefferson	2,500	0
	25,000	0	$17.09	01/21/2014	31,635		$551,398
	25,500	0	$17.51	04/18/2015
	28,200	0	$16.02	04/24/2016
	58,409	0	$14.90	04/30/2017
			$11.64	02/14/2018
J. Franklin Hall	N/A	0					N/A

(1)  Restricted shares vest according to the following schedule:

Vesting Date	Davis	Stollings	Barbercheck	Langford	Lefferson
February 27, 2014	14,552	1,965	2,065	2,731	4,695
March 6, 2014	8,092	3,039	2,240	3,039	5,224

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March 14, 2014	14,964	1,437	2,138	2,071	4,042
March 30, 2014	3,184	898	750	976	1,254
February 27, 2015	14,596	1,971	2,071	2,739	4,710
March 6, 2015	8,093	3,039	2,241	3,039	5,224
March 30, 2015	3,195	901	752	979	1,259
March 6, 2016	8,096	3,040	2,242	3,040	5,227
March 6, 2016 – Performance Based	24,281

OPTION EXERCISES AND STOCK VESTED

The following table shows the stock options exercised by, and restricted stock that vested for, the NEOs in 2013 and the value realized upon exercise.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise ( #)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Claude E. Davis	425,300	$2,018,571	54,781	$855,270
Anthony M. Stollings	—	—	6,596	103,124
Richard S. Barbercheck	74,800	217,267	8,564	133,980
Kevin T. Langford	—	—	8,424	131,637
C. Douglas Lefferson	13,591	65,645	17,128	267,479
J. Franklin Hall	89,000	253,815	15,391	240,669

PENSION BENEFITS TABLE

The following table shows each pension plan that the NEO participates in, the number of years of credited service and the present value of accumulated benefits. Values reflect the actuarial assumptions used for financial reporting purposes.

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)

Claude E. Davis	Pension Plan	9	$172,115	$0
	SERP	9	435,858	0
Anthony M. Stollings	Pension Plan	7	119,866	0
	SERP	7	30,495	0
Richard S. Barbercheck	Pension Plan	8	152,080	0
	SERP	8	36,411	0
Kevin T. Langford	Pension Plan	8	112,866	0
	SERP	8	36,469	0
C. Douglas Lefferson	Pension Plan	28	541,269	0
	SERP	28	263,091	0
J. Franklin Hall	Pension Plan	14	200,007	0
	SERP	14	0	97,783

(1)	The number of years of service credited to the NEOs under the plan are computed as of December 31, 2013, the pension plan measurement date used for financial statement reporting purposes with respect to the registrant’s audited financial statements which are included with the Company’s 2013 Annual Report and filed with the 2013 Form 10-K.

(2)	The present value of accumulated benefits shown in this column is calculated as of December 31, 2013, the measurement date used for reporting purposes in the Company’s 2013 Annual Report. Assumptions used in determining these amounts include a 4.6273% discount rate, a 4.62% lump sum interest rate, and the 2013 PPA Mortality Table, described in IRS Notice 2008-85 consistent with assumptions used for reporting purposes in the Company’s 2013 Annual Report filed with the Form 10-K of the present value of accumulated benefits under the SERP and Pension Plan, except without reduction for mortality risk before age 65. See Footnote 18 to the consolidated financial statements contained in the Company’s 2013Annual Report filed with the 2013 Form 10-K for information regarding the assumptions made by the Company for reporting purposes in the Company’s 2013 Annual Report.

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Pension Benefits

Defined Benefit Plan

The First Financial Bancorp Associate Pension Plan and Trust (“Pension Plan”) is a tax-qualified pension plan covering eligible employees of the Company. Effective January 1, 2008 (July 1, 2007 for new participants), we made several changes to the Pension Plan to be better positioned competitively to attract and retain employees and to manage the escalating and varying costs of retiree benefits. These changes also resulted in revisions to benefits under our non-qualified retirement plans.

Benefits under the Pension Plan’s previous traditional pension benefit formula were frozen as of December 31, 2007 (except with respect to certain employees, as explained below), and as of January 1, 2008 participants accrue benefits under a new account balance formula. The changes reflect a shift towards account balance formulas and a shift away from traditional annuity-type formulas. The material terms and conditions of the Pension Plan as they pertain to the NEOs for 2013 are as follows:

Account Balance Formula

Eligibility. The Pension Plan covers employees of the Company who have attained age 21 and completed one year of credited service.

Benefit Formula. The Pension Plan provides an accrual to a participant’s account for each year in which he works 1,000 hours. The accrual is equal to 5% of the participant's compensation plus an additional 4% of the participant’s excess compensation. For this purpose, compensation means the participant’s total cash remuneration from the Company prior to contributions to a cafeteria plan or a 401(k) plan, including bonuses, overtime pay and other special cash remuneration. However, compensation cannot exceed the compensation limit of Code Section 401(a)(17). Excess compensation means the participant’s compensation in excess of 50% of the Social Security wage base.

Interest. Participant accounts are credited with interest for each year at the rate on five-year Treasury securities as of November of the preceding plan year.

Vesting. A participant becomes vested in this retirement benefit after three years of service or upon attaining the age of 65.

Distribution. A participant’s account may be distributed at the participant’s election at any time after the participant separates from service. However, it must be distributed no later than 60 days after the later of the date the participant attains age 65 and the date of the participant’s separation from service. The participant may elect to receive his account in a lump sum or as an annuity with an actuarial value equivalent to the value of his account.

Each of our NEOs is eligible to participate in the Pension Plan with respect to the account balance formula. Messrs. Davis, Stollings, Barbercheck, Langford, and Lefferson are fully vested in their Pension Plan retirement benefit.

Effective January 1, 2014, the composition of the Company’s overall retirement benefit changed. As a result, the Defined Benefit Plan benefit for all employees, including NEOs and other executives, was reduced from 9% to 5% of eligible earnings.

Traditional Pension Benefit Formula

Benefits accruing prior to January 1, 2008 will generally be calculated based on benefit service and average monthly compensation as of December 31, 2007.

Executive Supplemental Retirement Plan

The Company maintains a supplemental executive retirement plan (collectively referred to as the “SERP”) to supplement the retirement benefits provided under the Pension Plan for certain senior executive officers of the Company in order to make up for legal limits applicable to the benefits provided under the Pension Plan. The SERP is an unfunded, unsecured pension benefit plan for a select group of highly compensated employees. The material terms and conditions of the SERP as they pertain to the NEOs for 2013 are as follows:

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Eligibility. The SERP benefit is generally provided to those highly compensated employees of the Company whose compensation exceeds the IRS limits imposed on the Pension Plan and who have been designated as eligible to participate in the plan by the Company. Each of our NEOs is eligible to participate in the SERP.

Benefit Formula. The SERP provides a benefit in excess of the IRS compensation and benefit limits imposed by Sections 401(a)(17) and 415 of the Code, respectively, with respect to the service benefit component of the Pension Plan and the account benefit component of the Pension Plan. The benefit under the SERP is calculated as the difference between (x) the lump sum or periodic benefit the executive would have received under the Pension Plan, but for the applicable IRS compensation limits under Section 415 and 401(a)(17) of the Code, and (y) the lump-sum or periodic benefit the executive is entitled to under the Pension Plan. Compensation and years of service under the SERP generally have the same meanings provided under the Pension Plan.

Vesting. Participants are vested in their SERP benefit to the same extent they are vested in their retirement benefit provided under the Pension Plan. However, the Company generally reserves the right to forfeit and/or reduce a participant's benefit under the SERP.

Time and Form of Payment. Payment of benefits under the SERP generally commence upon the participant’s qualifying termination of employment. The benefit generally may be payable in an annuity or lump sum, as agreed to by the executive and the Company.

Pursuant to the Defined Benefit Plan changes effective January 1, 2014 described above, SERP benefits for all NEOs and other executives was reduced from 9% to 5% of eligible earnings.

NONQUALIFIED DEFERRED COMPENSATION

The Company maintains two nonqualified deferred compensation plans for the Chief Executive Officer: the First Financial Bancorp Deferred Compensation Plan ("DCP") and the Supplemental Savings Agreement (“SSA”). The DCP was frozen in 2010 to any future employee or Company contributions. Mr. Davis is eligible for a Company contribution pursuant to the terms of the SSA, described more below. No other named executive is eligible to participate in these plans. The table below shows the contributions made on behalf of the CEO to the SSA for 2013 as well as related earnings and distributions for the DCP and SSA.

Name	Name of Plan	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contribution in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
Claude E. Davis	DCP	—	—	34,441	—	154,679
	SSA	—	31,121	35,112	—	237,376

(1)	The DCP was frozen to future contributions in 2010.

(2)	The investment earnings/loss for 2013 reported in this column is included in the Summary Compensation Table.

(3)	The aggregate balance for the DCP as of December 31, 2013 includes prior deferrals of base salary and bonus that were previously earned and reported as compensation on the Summary Compensation Table for prior years. These amounts have since been adjusted, pursuant to the terms of the plan, for investment performance (e.g., earnings and losses), deferral credits and distributions (as applicable).

Deferred Compensation Plan

The deferred compensation plan (“DCP”) is an unfunded, unsecured deferred compensation plan maintained for the CEO only that was frozen to future employee and employer contributions in 2010. The material terms and conditions of the DCP as they pertain to the CEO for 2013 are as follows:

Investments. The account is credited with earnings and losses based on investments selected by the CEO from the investments available under the DCP, as determined by the Company. Investment elections can be changed monthly. No securities of the Company are available for investment under the DCP.

59

Distributions. Distribution of the DCP account will be paid or commence as of the first day of the third month following the participant’s termination of employment, except as otherwise required by Code Section 409A. At the time a participant becomes eligible under the DCP and before any deferrals are made under the plan, a participant may elect to receive distribution of his DCP account in a lump sum or in monthly, quarterly or annual installments over up to ten years. If a participant dies while receiving installment payments, the remainder of his DCP account will be distributed to his beneficiary in a lump sum 60 days following the participant’s death. Otherwise, the DCP account of a participant that has died will be distributed on the first day of the ninth month following the participant’s death.

Executive Supplemental Savings Agreement

The Company has entered into an Executive Supplemental Savings Agreement (“SSA”) with Mr. Davis to supplement the benefits provided under the First Financial Bancorp 401(k) Savings Plan (the “Savings Plan”). The SSA is an unfunded, unsecured deferred compensation plan. The SSA was amended and restated effective December 31, 2013 to state that no additional credits will be provided under the SSA after December 31, 2013. The material terms and conditions of the SSA as they pertain to Mr. Davis are as follows:

Employer Contributions. For each calendar year, ending with the 2013 calendar year, the Company made a contribution to Mr. Davis' account in the SSA equal to 4% of the difference between (i) Mr. Davis’s total pay for the year and (ii) the compensation limit of Code Section 401(a)(17).

Earnings. Mr. Davis’s account under the SSA accrues earnings as if it were invested in investments available under the 401(k) Savings Plan as selected by the Company.

Vesting. Mr. Davis’s account under the SSA is 100% vested at all times, except that it will be forfeited if he is terminated for cause (as is defined by the SSA).

Distribution. Mr. Davis’s account under the SSA will be distributed in a lump sum six months following his separation from service. In the event of his death before distribution, his account will be distributed to his beneficiary.

SPLIT-DOLLAR LIFE INSURANCE

The Split-Dollar Agreement is an endorsement method split-dollar arrangement, which applies to a life insurance policy owned by the Company which, upon a NEO’s death, first pays the Company the premiums which the Company paid for the policy, and then pays the NEO’s beneficiary a death benefit equal to three times the executive’s base salary in effect at his or her death. If the NEO terminated employment before death and, when employment terminated, he or she was eligible to receive an immediate retirement benefit under the Pension Plan (including an early retirement benefit) and had been employed for at least five years, the Company keeps the policy in force until the executive’s death and the death benefit is equal to three times the executive’s base salary at the time of his or her termination of employment. In either case, any amounts payable under the policy after the payment to the NEO’s beneficiary are paid to the Company.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

Potential Change-in-Control Payments (with Adverse Employment Action)

The table below summarizes the potential change-in-control benefits that would become payable to each of the NEOs as of December 31, 2013 as provided under the NEOs’ Employment Agreements (as described in more detail in the CD&A), under the Company’s Key Management Severance Plan (for Mr. Langford only) and pursuant the NEO’s equity award agreements (“Equity Agreements”). See also “NEO Employment Agreements.” Since Mr. J. Franklin Hall is no longer employed by the Company, we have not provided any information in this section for this individual with respect to potential change-in-control benefits.

For these benefits, we assumed a change in control of First Financial and a termination of employment by the surviving company without cause (or a resignation of the officer for good reason) (double trigger) within one year of the change in control. We assumed that both events occurred on December 31, 2013. To the extent relevant, the amounts assume a First Financial stock price of $17.43, the closing price for our stock on December 31, 2013 (last business day).

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For purposes of the above mentioned agreements, a “change in control” generally means (as determined by the Board of the Company): (a) a change in the ownership of the Company by way of a merger or consolidation with another corporation and as a result of such merger or consolidation less than 65% of the outstanding voting securities of the surviving or resulting corporation will be owned in the aggregate by the former shareholders of the Company as the same shall have existed immediately prior to such merger or consolidation; (b) the sale by the Company of 50% or more of its assets to another corporation which is not a wholly owned subsidiary; (c) “beneficial ownership” (within the meaning of the Securities Exchange Act of 1934) of twenty percent or more of the total voting capital stock of the Company then issued and outstanding has been acquired by any person or “group” (within the meaning of the Securities Exchange Act); or (d) individuals who were members of the Board immediately prior to a meeting of the shareholders of the Company involving a contest for the election of directors do not constitute a majority of the Board immediately following such election, unless the election of such new directors was recommended to the shareholders by the management of the Company. For purposes of the determining a “change in control” under the agreements and for purposes of determining accelerated vesting of equity awards in connection with a change in control under the Equity Agreements, a change in “beneficial ownership” as described above would not occur if such change occurred in connection with an acquisition by the Pension Plan or certain acquisitions by Company. In addition, a change in the Board of the Company is measured over a two-year period under the employment agreements and under the Equity Agreements.

In accordance with SEC regulations, we do not report any amount to be provided to a NEO under any arrangement which does not discriminate in scope, terms or operation in favor of our executive officers and which is available generally to all salaried employees. Also, the following table does not include amounts disclosed above under the Pension Benefits Table, the Nonqualified Deferred Compensation Table or the Outstanding Equity Awards at Fiscal Year End table, except to the extent that the amount payable to the NEO would be enhanced by the termination event.

If we calculated these amounts using a different date, the change in the amounts could be significant. For example, other equity awards have vested and/or were granted since December 31, 2013 and our stock value has fluctuated. Therefore, if we had calculated the amounts payable based on an April 2014 change in control and termination, the total payment amount would differ. In addition, several of the items shown (particularly under “Cash Severance” and “Excise Tax Gross-Up”) depend on compensation received over a period of time.

As noted above, the benefits shown under “Acceleration of Unvested Equity” are received upon the change in control itself and do not require termination of employment, while the other benefits require a qualifying termination of employment. In addition, it is possible that an Excise Tax payment may be required if a change in control occurred even without a qualifying employment termination with respect to those benefits that become payable or vested solely upon the occurrence of a change in control.

The “Restricted Stock” amounts reflect the market value of restricted stock held by the NEO on December 31, 2013. The amounts shown under “Unexercisable Options” include the excess of the market price over the exercise price for all of the NEO’s unvested options. We computed the other amounts in accordance with the terms of the change in control employment agreements.

	Mr. Davis	Mr. Stollings	Mr. Barbercheck		Mr. Langford		Mr. Lefferson
Change-in-Control Severance Benefits
Base Salary (1)	$1,380,000	$640,000		$525,402	$	TBD	$	TBD
Bonus for Year of Separation (2x)(2)	$739,072	$256,000		$157,621	$	TBD	$	TBD
General Health and Welfare Benefits/Outplacement	$52,653	$34,153		$29,555	$	TBD	$	TBD
Change-in-Control Severance Benefits	$2,171,725	930,153		712,578		TBD		TBD

Acceleration of Unvested Equity
Restricted Stock	$1,726,494	$283,935		$252,718	$	TBD	$	TBD
Accrued Dividends on Unvested Restricted Stock	$146,991	$21,613		$21,868	$	TBD	$	TBD
Unvested Options	$-	$-		$-		$-		$-
Total Unvested Equity	$1,873,485	$305,548	$	TBD	$	TBD	$	TBD

Total Compensation Under Agreements	$4,045,210	$1,235,701	$	TBD	$	TBD	$	TBD
Cutback to avoid 280G Excise tax (if applicable)	$-	$41,782	$	TBD		$-		$-

Total Benefits (3)	$4,045,210	$1,193,919	$	TBD	$	TBD	$	TBD

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(1)	The multiplier for all NEOs is 2 times base salary.
(2) (3)

For Mr. Davis equal to the lesser of (x) two and one-half times the Target Bonus Amount or (y) two times the three-year average of the actual annual bonus awards paid (or payable) to the employee by the Company for the three (3) completed calendar years that immediately precede the employee’s termination of employment, payable in equal bi-weekly installments over the Severance Period, commencing with the first payroll period following the sixtieth (60th) day after employee’s date of termination of employment (the Termination Compensation and Termination Short-Term Bonus, collectively, the “Severance Benefits”)

These are the amounts assigned to these benefits for purposes of IRC Section 280G calculations. They do not necessarily reflect the actual cash payments to be paid to the applicable employees upon the event of a change in control.

Payments for Termination Without Regard to a Change in Control

The table below summarizes the potential benefits payable to each of the NEO’s under their employment agreements or severance and change in control agreements, as applicable, upon an involuntary termination of the NEO's employment by the Company without cause or upon the NEO’s resignation for “good reason” without regard to the occurrence of a change in control of the Company. Information is not provided for J. Franklin Hall who terminated his employment with the Company in 2013.

As further described in the CD&A, generally, a NEO is entitled to certain payments in the event that there is a significant reduction in his base salary or his responsibilities as set out in their respective employment agreements. This is known as termination for “good reason.”

	Mr. Davis	Mr. Stollings	Mr. Barbercheck	Mr. Langford		Mr. Lefferson
Termination for Good Reason Severance Benefits

Base Salary (2x)	$1,380,000	$640,000	$525,402	$	TBD	$	TBD

Bonus for Year of Separation (2x)(1)	$739,072	$256,000	$157,621	$	TBD	$	TBD

General Health and Welfare Benefits/Outplacement	$52,653	$34,153	$29,555	$	TBD	$	TBD

Total Benefits	$2,171,725	$930,153	$712,578	$	TBD	$	TBD

(1)	For Mr. Davis equal to the lessor (x) two and one-half time the Target Bonus Amount or (y) two times the three-year average of the actual annual bonus awards paid (or payable) to the employee by the Company for the three (3) completed calendar years that immediately precede the Employee’s termination of employment, payable in equal bi-weekly installments over the Severance Period, commencing with the first payroll period following the sixtieth (60th) day after Employee’s date of termination of employment (the Termination Compensation and Termination Short-Term Bonus, collectively, the “Severance Benefits”).

Payments for Voluntary Termination by NEO, Termination for Cause

In the event of a NEO’s voluntary termination of the agreement (other than as specifically set forth in the agreement) or termination for cause, the NEO is not entitled to any special benefits under their respective employment agreements or any stock awards. All such benefits are void.

Payments Upon Death or Disability

There are no additional benefits or payments due to disability of a NEO, other than under the existing disability policies of the Company that apply to all employees.

Upon the death of a NEO, the NEO’s estate would be entitled to three (3) times the NEO’s base salary at the time of death pursuant to the split-dollar life insurance policies previously discussed. See “- Split-Dollar Life Insurance.”

There is currently no acceleration of restricted stock or options in the event of death or disability.

Retirement Benefits

In the event of retirement by the NEOs, they would be entitled to certain retirement benefits that can be paid over time or taken in a lump sum. Below is a presentation regarding lump sum benefits for early retirement under the Pension Plan:

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			Incremental
		Total Present	Value due
	Total Present	Value of	to Difference
	Value of	Vested	between
	Accumulated	Accumulated	ASC Topic 715	Incremental
	Benefit using	Benefit using	Assumptions	Value due to
	ASC Topic 715	Actual	And Actual	Early
	Assumptions	Lump Sum	Lump Sum	Retirement
Named Executive Officers	(1)	Basis (2)	Basis (3)	Subsidies (3)

Claude E. Davis	$607,973	$721,277	$113,304	$—
Anthony M. Stollings	$150,361	$168,552	$18,191	$
Richard Barbercheck	188,491	218,259	29,768
Kevin T. Langford	$149,335	$215,147	$65,812	$—
C. Douglas Lefferson	$804,360	$858,711	$54,351	$—

(1)	See “Pension Benefits Table.”

(2)	Calculated assuming NEO terminates employment on December 31, 2013 and receives an immediate lump sum distribution using the rate in effect for December 2013 payments. As a result, information is not provided for J. Franklin Hall, who terminated his employment with the Company prior to December 31, 2013.

(3)	For information purposes only. Allocates the increase in retirement value over the values shown in the Pension Benefit Table to its two primary sources:
(i)Difference between U.S GAAP assumptions and actual lump sum interest rate basis; and

(ii)Value of early retirement subsidies that are included in the actual lump sum payment if the NEO terminates employment

Other than as set forth above, NEOs are not entitled to any additional benefits. For example, there currently is no acceleration of restricted stock or options upon retirement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2013, no member of the Compensation Committee was an employee, officer or former officer of the Company. None of our executive officers served in 2013 on the Board or Compensation Committee (or other committee serving an equivalent function) of any entity that had an executive officer serving as a member of our Board or the Compensation Committee. All Compensation Committee members had banking or financial services transactions in the ordinary course of business with our bank subsidiary. No other relationships required to be reported under the rules promulgated by the SEC exist with respect to members of the Company’s Compensation Committee.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, directors and persons who own more than 10 percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than 10 percent shareholders are required by SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on the Company’s review of the copies of such forms that it has received and written representations from certain reporting persons that they were not required to file a Form 5 for the specified fiscal year, except as set forth below, the Company believes that all of its officers, directors and greater than 10 percent shareholders complied with all filing requirements applicable to them with respect to transactions during fiscal 2013.

SHAREHOLDER PROPOSALS

If an eligible shareholder wishes to present a proposal to be included in the Company’s proxy statement and form of proxy relating to the 2015 Annual Meeting of Shareholders, it must be presented to management by certified mail, written receipt requested, not later than December __, 2014. Any such proposal must comply with Rule 14a-8 promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended. The Company must provide him/her with a copy of its opposition statements no later than 30 calendar days before it files definitive copies of its proxy statement and form of proxy under Rule 14a-6. Any shareholder who intends to propose any other matter to be acted upon at the current Annual Meeting of Shareholders had to inform the Company no later than February 2, 2014. If notice is not provided by that date, the person(s) named in the Company’s proxy for the 2014 Annual Meeting will be allowed to exercise his or her discretionary authority to vote upon any such proposal without the matter having been discussed in the proxy statement for the 2014 Annual Meeting. Proposals should be sent to First Financial Bancorp, Attention: Anthony M. Stollings, Chief Financial Officer and Secretary, 255 E. Fifth Street, Suite 700, Cincinnati, Ohio 45202.

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HOUSEHOLDING DISCLOSURE STATEMENT

SEC rules allow a single copy of the proxy materials or the notice of internet availability of proxy materials to be delivered to multiple shareholders sharing the same address and last name, or who we reasonably believe are members of the same family and who consent to receive a single copy of these materials in a manner provided by these rules. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs.

Because we are using the SEC’s notice and access rule for shareholders holding less than 1,000 shares, we will not household our proxy materials or notices to shareholders of record sharing an address. This means that shareholders of record who share an address will each be mailed a separate notice or paper copy of the proxy materials. However, we understand that certain brokerage firms, banks, or other similar entities holding our common shares for their customers may household proxy materials or notices. Shareholders sharing an address whose shares are held by such an entity should contact such entity if they now receive (1) multiple copies of our proxy materials or notices and wish to receive only one copy of these materials per household in the future, or (2) a single copy of our proxy materials or notice and wish to receive separate copies of these materials in the future. Additional copies of our proxy materials are available upon request by contacting: Kenneth Lovik, Investor Relations & Corporate Development, at, 255 E. Fifth Street, Suite 2900, Cincinnati, OH 45202 (or by phone at 877-322-9530) by May 13, 2014 to ensure timely delivery.

If you own First Financial stock beneficially through a bank or broker, you may already be subject to householding if you meet the criteria. If you wish to receive a separate proxy statement and Annual Report in future mailings, you should contact your bank or broker.

ANNUAL REPORT

The Company’s financial statements are not included in this proxy statement as they are not deemed material to the exercise of prudent judgment by the shareholders with respect to any proposal to be submitted at the Annual Meeting. The Company’s Annual Report for the year ended December 31, 2013, is being made available electronically or being mailed to shareholders with the proxy and proxy statement, but such Annual Report is not incorporated in this proxy statement and is not deemed to be a part of the proxy soliciting material.

A shareholder of the Company may obtain a copy of the Annual Report on Form 10-K, including financial statements and schedules thereto, for the fiscal year ended December 31, 2013, and as filed with the SEC, without charge by submitting a written request to the following address:

First Financial Bancorp.

Attn: Kenneth Lovik

Investor Relations & Corporate Development

255 E. Fifth Street, Suite 2900

Cincinnati, Ohio 45202

The Annual Report on Form 10-K is also available within the Investor Relations section of our website at www.bankatfirst.com/investor under the “Annual Reports” link or by going to the SEC’s website at www.sec.gov.

Management and the Board of the Company know of no business to be brought before the meeting other than as set forth in this proxy statement. However, if any matters other than those referred to in this proxy statement should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy on such matters in accordance with their best judgment.

The expense of proxy solicitation will be borne by us. Proxies will be solicited by mail and may be solicited for no additional compensation by some of the officers, directors and employees of the Company or its subsidiaries by telephone or in person. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of shares of the Company and will be reimbursed for their related expenses.

By Order of the Board of Directors,

Anthony M. Stollings
Secretary

April __, 2014

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APPENDIX A

PROPOSED AMENDMENT TO

THE ARTICLES OF INCORPORATION OF

FIRST FINANCIAL BANCORP.

FOURTH. (A) The maximum number of shares which the corporation is authorized to issue is One-Hundred Seventy Million (170,000,000) shares, all of which shall be with or without par value.

(B) The total number of common shares which the corporation is authorized to issue is One Hundred Sixty Million (160,000,000) common shares, without par value.

(1) Dividends. The holders of common shares shall be entitled to receive dividends, if and when declared payable from time to time by the Board of Directors, from any funds legally available therefore.

(2) Voting. Each outstanding common share of the corporation shall entitle the holder thereof to one vote and, except as otherwise prescribed by law or the provisions of this Article Fourth, the exclusive voting power for all purposes shall be vested in the holders of common shares.

(3) Preemptive Rights. No holder of common shares of the corporation shall have preemptive rights to subscribe for or to purchase any common shares of the corporation or any other securities of the corporation, whether such share or shares are now or hereafter authorized.

(4) Purchase of Own Securities. The corporation shall be authorized to purchase or otherwise acquire, and to hold, own, pledge, transfer or otherwise dispose of, its own common shares and other securities, subject, however, to the laws of the State of Ohio and to federal statutes, and without limitation to the Bank Holding Company Act of 1956 as amended and as hereinafter may be amended or supplemented.

(5) The shareholders shall not have the right to vote cumulatively in the election of directors effective for the Annual Meeting occurring in 1988 and thereafter.

(C) The total number of preferred shares which the corporation shall have the authority to issue is Ten Million (10,000,000) preferred shares, with or without par value as determined by the Board of Directors. The Board of Directors is hereby authorized, subject to the limitations prescribed by law or the provisions of this Article Fourth, by filing articles of amendment pursuant to the applicable laws of Ohio, to provide for the issuance of preferred shares and to fix the designations, powers, preferences and rights thereof Subject to the limitations set forth herein, the Board of Directors has the authority to determine and fix any express terms with respect to each series to the fullest extent permitted by the Revised Code of Ohio or the provisions of this Article Fourth, which shall include, but not be limited to, the determination of the following:

(1)	the number of shares constituting that series and the distinct designation of that series;

(2)	the dividend rate, if any, on such shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends or other distributions on shares of that series;

(3)	whether that series shall have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights, provided that the holders of preferred shares will not be entitled (a) to more than one vote per share, when voting as a class with the holders of common shares or (b) to vote on any other matter separately as a class or series, except where expressly required by the Ohio Revised Code;

(4)	whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for the adjustment of the conversion rate in such events as the Board of Directors shall determine;

(5)	whether the shares of that series shall be redeemable or exchangeable, and, if so, the terms and conditions of such redemption or exchange, including the date or dates upon or after which they shall be redeemable or exchangeable, and the amount per share payable in case of redemption or exchange, which amount may vary under different conditions and at different redemption or exchange rates;

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(6)	whether that series shall have a sinking fund for redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7)	the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(8)	any other relative rights, preferences and limitations of that series.

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ANNUAL MEETING OF SHAREHOLDERS

May 27, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

John M. Gavigan and Billie L. Meents, or either of them, with full power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of First Financial Bancorp. (the “Company”) to be held at the Company’s headquarters, First Financial Center, 255 E. Fifth Street, 9th Floor, Room 950, Cincinnati, Ohio 45202 on Tuesday, May 27, 2014 at 10:00 a.m., local time, or at any adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and may be revoked prior to its exercise. Receipt of the accompanying proxy statement is hereby acknowledged.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the proxies will have authority to vote “FOR” the election of directors; and “FOR” Proposals One, Three, Four and Five.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

TO VOTE: MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends that you vote FOR the following:

		For	Against	Abstain
1.	To approve the amendment to the FOURTH Article of the Company’s Articles of Incorporation.	☐	☐	☐

2. Election of Directors

Nominees	01	J. Wickliffe Ach	05	Claude E. Davis	09	William J. Kramer

	02	David S. Barker	06	Corinne R. Finnerty	10	Richard E. Olszewski

	03	Cynthia O. Booth	07	Murph Knapke	11	Maribeth S. Rahe
	04	Mark A. Collar	08	Susan L. Knust

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

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The Board of Directors recommends you vote FOR proposals 3, 4 and 5.

		For	Against	Abstain

3.	Ratification of Ernst & Young LLP as Independent Auditors.	☐	☐	☐
4.	Advisory (non-binding) vote on the compensation of the Company’s executive officers.	☐	☐	☐
5.	Adjournment of Annual Meeting	☐	☐	☐
NOTE: The proxies are authorized to consider and act upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

VOTE BY INTERNET: www.proxyvote.com. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and Annual Reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE: 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report & proxy statement are available at www.proxyvote.com.

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Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Date	Date

Signature (PLEASE SIGN WITHIN BOX)		Signature (Joint Owners)

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